Filed Pursuant to Rule 424(b)(5)

File No. 333-214360

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities Offered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Depositary Shares (each representing 1/1000th interest in a share of 6.50% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock	$500,000,000	$60,600
6.50% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock	(3)	(3)

(1)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement on Form S-3 (File No. 333-214360) originally filed by NiSource Inc. on November 1, 2016, as amended, in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Calculated in accordance with Rule 457(r) under the Securities Act.
(3)	No separate consideration will be payable in respect of shares of 6.50% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock issued in connection with this offering.

Prospectus Supplement

(To Prospectus dated November 28, 2018)

NiSource Inc.

20,000,000 Depositary Shares

Each representing 1/1,000th of a share of

6.50% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock,

liquidation preference $25,000 per share

Each of the 20,000,000 depositary shares offered hereby represents a 1/1,000th ownership interest in a share of 6.50% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $25,000 per share (“Series B Preferred Stock”), of NiSource Inc., deposited with Computershare Inc. and Computershare Trust Company, N.A., acting jointly, as depositary. The depositary shares are evidenced by depositary receipts. As a holder of depositary shares, you are entitled to all proportional rights and preferences of the Series B Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through the depositary.

The shares of Series B Preferred Stock are perpetual and have no maturity date. We may, at our option, redeem the shares of Series B Preferred Stock (and thereby the depositary shares) (i) in whole or in part on March 15, 2024 (the “First Call Date”) or on any fifth anniversary of the First Call Date (each, a “Reset Date”) at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share) or (ii) in whole but not in part at any time within 120 days following a “Ratings Event,” as described under “Description of the Series B Preferred Stock — Redemption,” at a redemption price equal to $25,500 per share (102% of the liquidation preference of $25,000 per share, equivalent to $25.50 per depositary share), in each case plus an amount equal to all accumulated and unpaid dividends thereon to, but not including, the date of redemption, whether or not declared. The Series B Preferred Stock will not have voting rights, except as set forth herein under “Description of the Series B Preferred Stock — Voting Rights.”

Holders of Series B Preferred Stock will be entitled to receive dividend payments when, as and if declared by our board of directors or a duly authorized committee of the board. Dividends will be cumulative from the date of original issue and will be payable quarterly in arrears on the 15th day of March, June, September and December of each year, commencing on March 15, 2019. The initial dividend rate for the Series B Preferred Stock from and including the date of original issue to, but not including, the First Call Date will be 6.50% per annum of the $25,000 liquidation preference per share (equal to $1,625 per share and equivalent to $1.625 per depositary share per annum). On and after the First Call Date, dividends on the Series B Preferred Stock will accumulate for each Reset Period (as defined herein) at a percentage of the $25,000 liquidation preference equal to the Five-year U.S. Treasury Rate plus (i) in respect of each Reset Period commencing on or after the First Call Date but before March 15, 2044 (the “Step-up Date”), a spread of 3.632% (the “Initial Margin”), and (ii) in respect of each Reset Period commencing on or after the Step-up Date, the Initial Margin plus 1.000%.

We intend to apply to list the depositary shares on the New York Stock Exchange under the symbol “NI PrB.” If approved for listing, we expect trading of the depositary shares on the New York Stock Exchange to commence within a 30-day period after the initial delivery of the depositary shares.

Investing in the depositary shares involves risks. See “Risk Factors” beginning on page S-11.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Price $25 per depositary share

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Us before expenses(1)
Per Depositary Share	$25.00	$0.6415	$24.3585
Total	$500,000,000.00	$12,830,451.59	$487,169,548.41

(1)	Plus accrued dividends, if any, from the date of original issuance, which is expected to be December 5, 2018.
(2)

Reflects 9,845,049 depositary shares sold to retail investors, for which the underwriters will receive an underwriting discount of $0.7875 per depositary share, and 10,154,951 depositary shares sold to institutional investors, for which the underwriters will receive an underwriting discount of $0.50 per depositary share.

The underwriters expect to deliver the depositary shares in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A., and Euroclear Bank S.A./N.V., on or about December 5, 2018.

Joint Book-Running Managers

Wells Fargo Securities	BofA Merrill Lynch	Morgan Stanley	Barclays	Goldman Sachs & Co. LLC

Co-Managers

BNY Mellon Capital Markets, LLC	KeyBanc Capital Markets	Loop Capital Markets	Huntington Capital Markets	Scotiabank

The date of this prospectus supplement is November 28, 2018.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part, the prospectus supplement, describes the specific terms of the offering and certain other matters relating to NiSource Inc. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference that are described under “Incorporation by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any related free-writing prospectus issued by us, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell the securities offered hereby. The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS

S-i

SUMMARY

This summary highlights certain information contained in this document. This summary is not complete and does not contain all of the information that you should consider before purchasing the depositary shares. We urge you to read carefully this entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the historical financial statements and notes to those financial statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the “Risk Factors” section of this prospectus supplement and the “Risk Factors” and “Note regarding forward-looking statements” sections in NiSource’s Annual Report on Form 10-K for the year ended December 31, 2017 and NiSource’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, each of which is incorporated by reference herein, for more information about important risks that you should consider before investing in the depositary shares.

References to “NiSource” refer to NiSource Inc. Unless the context requires otherwise, “we,” “us” or “our” refer collectively to NiSource and its subsidiaries.

NiSource Inc.

Overview. NiSource is an energy holding company whose subsidiaries are fully regulated natural gas and electric utility companies serving approximately 3.9 million customers in seven states. We are one of the nation’s largest natural gas distribution companies, as measured by number of customers. Our principal subsidiaries include NiSource Gas Distribution Group, Inc., a natural gas distribution company, and Northern Indiana Public Service Company LLC, or NIPSCO, a gas and electric company. NiSource derives substantially all of its revenues and earnings from the operating results of these rate-regulated businesses. Our primary business segments are:

•	Gas Distribution Operations; and

•	Electric Operations.

On July 1, 2015, we completed the spin-off of our former subsidiary Columbia Pipeline Group, Inc., which comprised all of our Columbia Pipeline Group Operations segment prior to that time.

Business Strategy. We focus our business strategy on our core, rate-regulated asset-based businesses with most of our operating income generated from the rate-regulated businesses. NiSource’s utilities continue to move forward on core infrastructure and environmental investment programs supported by complementary regulatory and customer initiatives across all seven states in which we operate. Our goal is to develop strategies that benefit all stakeholders as we address changing customer conservation patterns, develop more contemporary pricing structures and embark on long-term investment programs. These strategies will help improve reliability and safety, enhance customer services and reduce emissions while generating sustainable returns.

Gas Distribution Operations. Our natural gas distribution operations serve approximately 3.5 million customers in seven states and operate approximately 60,000 miles of pipeline. Through our wholly-owned subsidiary NiSource Gas Distribution Group, Inc., we own six distribution subsidiaries that provide natural gas to approximately 2.6 million residential, commercial and industrial customers in Ohio, Pennsylvania, Virginia, Kentucky, Maryland and Massachusetts. We also distribute natural gas to approximately 830,000 customers in northern Indiana through our wholly-owned subsidiary NIPSCO.

Electric Operations. We generate, transmit and distribute electricity through our subsidiary NIPSCO to approximately 469,000 customers in 20 counties in the northern part of Indiana and engage in wholesale and transmission transactions. NIPSCO owns and operates two coal-fired electric generating stations. The two operating facilities have a net capability of 2,094 megawatts. NIPSCO completed the retirement of the coal-fired generating units at its Bailly Generating Station on May 31, 2018. NIPSCO also owns and operates Sugar Creek, a combined cycle gas turbine plant with a net capability of 535 megawatts, three gas-fired generating units located at NIPSCO’s coal-fired electric generating stations with a net capability of 196 megawatts and two hydroelectric generating plants with a net capability of 10 megawatts. These facilities provide for a total system operating net capability of 2,835 megawatts. NIPSCO’s transmission system, with voltages from 69,000 to 345,000 volts, consists of 2,843 circuit miles. NIPSCO is interconnected with five neighboring electric utilities. During the year ended December 31, 2017, NIPSCO generated 65.2% and purchased 34.8% of its electric requirements.

Our executive offices are located at 801 East 86th Avenue, Merrillville, Indiana 46410, telephone: (877) 647-5990

The Offering

Issuer	NiSource Inc.

Securities offered	20,000,000 depositary shares, each representing a 1/1,000th ownership interest in a share of our 6.50% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, with a liquidation preference of $25,000 per share (equivalent to $25 per depositary share). Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series B Preferred Stock represented by such depositary share, to all the rights and preferences of the Series B Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights), as provided in the deposit agreement (as hereinafter defined).

Price per share of Series B Preferred Stock	$25,000 per share (equivalent to $25 per depositary share).

Further issuances	We may from time to time elect to issue additional depositary shares representing shares of the Series B Preferred Stock, and all the additional depositary shares would be deemed to form a single series with the depositary shares representing the Series B Preferred Stock offered hereby.

Dividends	Holders of shares of Series B Preferred Stock will be entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of the board, out of legally available funds for such purpose, cumulative cash dividends from the original issue date (in the case of the initial dividend period only) or the immediately preceding dividend payment date, quarterly in arrears on the 15th day of March, June, September and December of each year (each, a “dividend payment date”), commencing on March 15, 2019. Such dividends will be distributed to holders of depositary shares in the manner described under “Description of the Depositary Shares — Dividends and Other Distributions” below.

The initial dividend rate for the Series B Preferred Stock from and including the original issue date to, but not including, the First Call Date will be 6.50% per annum of the $25,000 liquidation preference per share (equal to $1,625 per share and equivalent to $1.625 per depositary share per annum).

On and after the First Call Date, dividends on the Series B Preferred Stock will accumulate for each Reset Period (as defined herein) at a percentage of the $25,000 liquidation preference (equivalent to $25 per depositary share) equal to the Five-year U.S. Treasury Rate plus:

•	in respect of each Reset Period commencing on or after the First Call Date but before the Step-up Date, March 15, 2044, the Initial Margin, and

•	in respect of each Reset Period commencing on or after the Step-up Date, the Initial Margin plus 1.000%.

“Five-year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable, (i) an interest rate (expressed as a decimal and, in the case of U.S. Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the weekly average yield to maturity for U.S. Treasury securities with a maturity of five years from the next Reset Date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case as published in the most recent H.15 (519). If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Dividend Determination Date.

“H.15 (519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System, and “most recent H.15 (519)” means the H.15 (519) published closest in time but prior to the close of business on the second business day (as defined below) prior to the applicable Reset Date. H.15 (519) may be currently obtained at the following website: https://www.federalreserve.gov/releases/h15/. The contents of such website do not constitute part of this prospectus supplement.

“Reset Date” means the First Call Date and each date falling on the fifth anniversary thereafter.

“Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the beginning of the relevant Reset Period.

“Reset Period” means each period from and including the First Call Date to (but excluding) the next following Reset Date and thereafter from and including each Reset Date to (but excluding) the next following Reset Date.

We will give notice of the relevant Five-year U.S. Treasury Rate as soon as practicable to the Transfer Agent (as defined below) and the holders of the Series B Preferred Stock and, if required by the rules of the New York Stock Exchange or any securities exchange on which the depositary shares may be listed from time to time, to such securities exchange.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date or any earlier redemption date, except that the initial dividend period will commence on and include the original issue date of the Series B Preferred Stock and will end on and exclude the March 15, 2019 dividend payment date.

Restrictions on dividends	We will not declare or pay, or set aside for payment, full dividends on the Series B Preferred Stock or any Parity Securities (as defined below) for any dividend period unless (i) full cumulative dividends have been paid or provided for on the Series B Preferred Stock and any Parity Securities through the most recently completed dividend period for each such security and (ii) at the time of the declaration of dividends on the Series B Preferred Stock or the Parity Securities, as applicable, we expect to have sufficient funds to pay the next dividend on the Series B Preferred Stock and any Parity Securities in full (regardless of the relative timing of such dividends). To the extent dividends will not be paid in full on the Series B Preferred Stock, we will take appropriate action to ensure that all dividends declared and paid upon the Series B Preferred Stock and any Parity Securities will be reduced, declared and paid on a pro rata basis on their respective payment dates.

We will not declare or pay, or set aside for payment, dividends on any Junior Securities (as defined below) (other than a dividend payable solely in Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid on all outstanding shares of Series B Preferred Stock and any Parity Securities through the most recently completed respective dividend periods. To the extent a dividend period applicable to a class of Junior Securities or Parity Securities is shorter than the dividend period applicable to the Series B Preferred Stock, we may declare and pay regular dividends with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such dividend, we expect to have sufficient funds to pay the full dividend in respect of the Series B Preferred Stock on the next successive dividend payment date.

As used in this prospectus supplement, “Junior Securities” means our common stock and each other class or series of equity securities established after the original issue date of the

Series B Preferred Stock that is not expressly made senior to or on a parity with the Series B Preferred Stock as to the payment of dividends and amounts payable on a liquidation event.

As used in this prospectus supplement, “Parity Securities” means our 5.650% Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $1,000 per share (“Series A Preferred Stock”) and any class or series of equity securities established after the original issue date of the Series B Preferred Stock that is not expressly made senior or subordinated to the Series B Preferred Stock as to the payment of dividends and amounts payable on a liquidation event. Parity Securities may include classes of equity securities that have different dividend rates, mechanics, periods (e.g., semi-annual rather than quarterly), payment dates and record dates than the Series B Preferred Stock.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) may be determined by the board of directors (or a duly authorized committee of the board) and may be declared and paid on our common stock and any capital stock ranking, as to dividends, equally with or junior to the Series B Preferred Stock from time to time out of any funds legally available for such payment, and the shares of the Series B Preferred Stock shall not be entitled to participate in any such dividend.

Dividend payment dates	The 15th day of March, June, September and December of each year, commencing on March 15, 2019. If any scheduled dividend payment date is not a business day, then the payment will be made on the next succeeding business day, and no additional dividends will accumulate as a result of that postponement. “Business day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a business day.

Ranking	The Series B Preferred Stock will represent perpetual equity interests in NiSource and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. The Series B Preferred Stock will rank:

•	senior to any Junior Securities (including our common stock);

•	on a parity with any Parity Securities (including the Series A Preferred Stock);

•

junior to each other class or series of capital stock established after the original issue date of the Series B Preferred Stock that is expressly made senior to the Series B Preferred Stock as to the payment of dividends and amounts payable on a liquidation event (the “Senior Securities”); and

•	junior to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us.

Redemption	The Series B Preferred Stock is perpetual and has no maturity date. We may, at our option, redeem the shares of the Series B Preferred Stock (and thereby depositary shares) (i) in whole or in part on the First Call Date or on any subsequent Reset Date at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), or (ii) in whole but not in part at any time within 120 days following a Ratings Event (as defined below) at a redemption price equal to $25,500 per share (102% of the liquidation preference of $25,000 per share, equivalent to $25.50 per depositary share), plus in each case an amount equal to all accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption, whether or not declared. If we redeem the Series B Preferred Stock held by the depositary in whole or in part, the depositary will redeem a proportionate number of depositary shares.

Neither the holders of Series B Preferred Stock nor the holders of depositary shares will have the right to require the redemption or repurchase of the Series B Preferred Stock.

Any such redemption would be effected only out of funds legally available for such purposes and will be subject to compliance with the provisions of our outstanding indebtedness.

“Ratings Event” means a change by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), that publishes a rating for us (a “rating agency”) to its equity credit criteria for securities such as the Series B Preferred Stock, as such criteria are in effect as of the original issue date of the Series B Preferred Stock (the “current criteria”), which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Series B Preferred Stock, or (ii) a lower equity credit being given to the Series B Preferred Stock than the equity credit that would have been assigned to the Series B Preferred Stock by such rating agency pursuant to its current criteria.

Intention regarding redemption or repurchase

In the event we redeem or purchase any shares of the Series B Preferred Stock, we intend (without thereby assuming a legal obligation), subject to standard exceptions, to do so only to the extent the aggregate redemption or purchase price is equal to or less than the net proceeds, if any, we receive from new issuances during the period commencing on the 360th calendar day prior to the date of such redemption or purchase of securities which are assigned by S&P Global Ratings (“S&P”) at the time of sale or issuance an aggregate equity credit that is equal to or greater than the equity credit assigned to the shares of the Series B Preferred Stock to be redeemed or repurchased.

Liquidation preference	In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series B Preferred Stock will generally, subject to the discussion under “Description of the Series B Preferred Stock — Liquidation Rights,” be entitled to receive, out of our available assets and prior to holders of Junior Securities (and on a parity with any Parity Securities) a liquidation preference of $25,000 per share (equivalent to $25 per depositary share). The rights of the holders of Series B Preferred Stock to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of our affairs.

Voting rights	Holders of the Series B Preferred Stock generally will not have voting rights.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting as a single class, no amendment to our amended and restated certificate of incorporation (“certificate of incorporation”) may be adopted that would have a material adverse effect on the existing preferences, rights, powers, duties or obligations of the Series B Preferred Stock. For purposes of this voting requirement, any amendment to our certificate of incorporation (i) relating to the issuance of additional shares of preferred stock (subject to the voting rights regarding the issuance of Parity Securities or Senior Securities discussed below) and (ii) in connection with a merger or another transaction in which either (x) we are the surviving entity and the Series B Preferred Stock remains outstanding or (y) the Series B Preferred Stock is exchanged for a series of preferred stock of the surviving entity, in either case with the terms thereof materially unchanged in any respect adverse to the holders of Series B Preferred Stock, will be deemed not to materially adversely affect the powers, preferences, duties or special rights of the holders of Series B Preferred Stock.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting as a class together with holders of the Series A Preferred Stock and any other Parity Securities established after the original issue date of the Series B Preferred Stock and upon which like voting rights have been conferred and are exercisable, we may not (i) create or issue any Parity Securities (including any additional shares of Series B Preferred Stock or Series A Preferred Stock, but excluding any payments-in-kind on the Series B Preferred Stock or the Series A Preferred Stock) if the cumulative dividends payable on the outstanding shares of Series B Preferred Stock (or Parity Securities, if applicable) are in arrears or (ii) create or issue any Senior Securities.

Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of the Depositary Shares — Voting the Series B Preferred Stock,” below.

Conversion, exchange and preemptive rights	None.

Maturity	The Series B Preferred Stock is perpetual and has no maturity date, and we are not required to redeem or repurchase the Series B Preferred Stock. Accordingly, the Series B Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it.

Listing	We intend to apply for listing of the depositary shares on the New York Stock Exchange under the symbol “NI PrB.” If approved for listing, we expect trading of the depositary shares on the New York Stock Exchange to commence within a 30-day period after the initial delivery of the depositary shares.

Use of proceeds	We expect to receive net proceeds of approximately $485.9 million from the sale of the depositary shares offered hereby, after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds of this offering to finance capital expenditures and for general corporate purposes. See “Use of Proceeds” below.

Tax consequences	See “Certain United States Federal Income Tax Considerations.”

Form	The depositary shares will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company (“DTC”), except under limited circumstances, as described under the caption “Book-Entry Issuance” in this prospectus supplement.

Settlement	Delivery of the depositary shares will be made against payment therefor through the book-entry facilities of DTC on or about

December 5, 2018. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on the date of pricing or the next succeeding two business days will be required, by virtue of the fact that the depositary shares initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of depositary shares who wish to trade the shares on the date of pricing or the next succeeding two business days should consult their own advisors.

Risk factors	Investing in the depositary shares involves risks. Please read “Risk Factors” starting on page S-11 of this prospectus supplement and in the documents incorporated by reference, as well as the other cautionary statements throughout this prospectus supplement, for a discussion of factors you should carefully consider before deciding to invest in the depositary shares.

Conflicts of Interest	Certain of the underwriters or their affiliates may hold a portion of the commercial paper that we expect to repay using the net proceeds of this offering until such proceeds are used for their intended purposes. In such event, it is possible that one or more of the underwriters or their affiliates could receive at least 5% of the net proceeds of this offering, and in that case such underwriter would be deemed to have a conflict of interest under Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. or “FINRA”. In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the depositary shares in accordance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest) — Conflicts of Interest” in this prospectus supplement.

Transfer Agent, Registrar, Paying Agent and Depositary	Computershare Inc. and Computershare Trust Company, N.A., acting jointly

Calculation Agent	We will use our commercially reasonable efforts to appoint a calculation agent for the Series B Preferred Stock at least 90 days prior to the First Call Date.

RISK FACTORS

Investing in the depositary shares involves risk. Please see the “Risk Factors” and “Note regarding forward-looking statements” sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, each of which is incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, the risks described below could result in a decrease in the value of the depositary shares and your investment therein.

You are making an investment decision with regard to the depositary shares as well as the Series B Preferred Stock.

We are issuing fractional interests in shares of Series B Preferred Stock in the form of depositary shares. Accordingly, the depositary will rely on the payments it receives on the Series B Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus supplement and in the accompanying prospectus regarding both of these securities.

The Series B Preferred Stock may be subordinate to other preferred stock we may issue in the future.

The Series B Preferred Stock will be junior as to payment of dividends to any class or series of our preferred stock that may be issued in the future that is expressly stated to be senior as to payment of dividends to the Series B Preferred Stock. If at any time we have failed to pay, on the applicable payment date, accumulated dividends on any of those shares that rank in priority with respect to dividends, we may not pay any dividends on the Series B Preferred Stock or redeem or otherwise repurchase any shares of Series B Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, or redeem or repurchase, the Series B Preferred Stock. In addition, in the event of any liquidation, dissolution or winding up of NiSource, holders of the Series B Preferred Stock will not be entitled to receive the liquidation preference of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up.

The depositary shares may not have an active trading market. In addition, the lack of a fixed redemption date for the Series B Preferred Stock will increase your reliance on the secondary market for liquidity purposes.

The Series B Preferred Stock and the depositary shares are new issues with no established trading market. Although we intend to apply for the listing of the depositary shares on the New York Stock Exchange, there is no guarantee that we will be able to list the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We do not expect that there will be any separate public trading market for the shares of the Series B Preferred Stock except as represented by the depositary shares.

In addition, since the Series B Preferred Stock has no stated maturity date, and we have no obligation to redeem the shares at any time, investors seeking liquidity will be limited to selling their depositary shares in the secondary market absent redemption by us. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market price of the depositary shares. Accordingly, you may be required to bear the financial risk of an investment in the depositary shares for an indefinite period of time.

We may redeem the Series B Preferred Stock at any time (including before March 15, 2024) within 120 days following a “Ratings Event.”

We may redeem the Series B Preferred Stock, in whole, but not in part, at any time within 120 days following the occurrence of a “ratings event,” at a cash redemption price per share equal to $25,500 per share (102% of the liquidation preference of $25,000 per share, equivalent to $25.50 per depositary share), together with an amount equal to all accumulated and unpaid dividends thereon to, but not including, the redemption date, whether or not declared.

“Ratings Event” means a change by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for us (a “rating agency”) to its equity credit criteria for securities such as the Series B Preferred Stock, as such criteria are in effect as of the original issue date of the Series B Preferred Stock (the “current criteria”), which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Series B Preferred Stock, or (ii) a lower equity credit being given to the Series B Preferred Stock than the equity credit that would have been assigned to the Series B Preferred Stock by such rating agency pursuant to its current criteria.

If we are not paying full dividends on any outstanding Parity Securities, we will not be able to pay full dividends on the Series B Preferred Stock.

When dividends are not paid in full on the shares of Series B Preferred Stock and any Parity Securities, such as our Series A Preferred Stock, for a dividend period, all dividends declared with respect to shares of Series B Preferred Stock and all Parity Securities for such dividend period shall be declared pro rata so that the respective amounts of such dividends bear the same ratio to each other as all accumulated but unpaid dividends per share on the shares of Series B Preferred Stock for such dividend period and all Parity Securities for such dividend period bear to each other. Therefore, if we are not paying full dividends on any outstanding Parity Securities, we will not be able to pay full dividends on the Series B Preferred Stock.

The depositary shares represent perpetual equity interests in NiSource, and investors should not expect us to redeem the Series B Preferred Stock on the date the Series B Preferred Stock becomes redeemable by us or on any subsequent Reset Date.

The depositary shares represent perpetual equity interests in NiSource, have no maturity date or mandatory redemption date and are not redeemable at the option of holders under any circumstances. As a result, unlike our indebtedness, the Series B Preferred Stock will not give rise to a claim for payment of a principal amount at a particular date. Instead, the Series B Preferred Stock (and thereby the depositary shares) may be redeemed by us at our option, in whole or in part, on the First Call Date or on any subsequent Reset Date or, in whole but not in part, at any time within 120 days following the occurrence of a Ratings Event. Any decision we may make at any time to redeem the Series B Preferred Stock will depend upon, among other things, our evaluation of our capital position and general market conditions at that time. In addition, the instruments governing our outstanding indebtedness may limit our ability to redeem the Series B Preferred Stock.

As a result, holders of the depositary shares may be required to bear the financial risks of an investment in the depositary shares for an indefinite period of time. Moreover, holders of the depositary shares will not have any rights of conversion or exchange for other equity interests in us. The Series B Preferred Stock will rank junior to all our current and future indebtedness. The Series B Preferred Stock will also rank junior to any other Senior Securities we may issue in the future with respect to assets available to satisfy claims against us.

NiSource is a holding company. NiSource’s only internal source of cash is from distributions from its subsidiaries, and NiSource’s ability to pay dividends on the Series B Preferred Stock depends upon the results of operations of its subsidiaries.

NiSource, the issuer of the Series B Preferred Stock, is a holding company and, accordingly, conducts substantially all of its operations through its operating subsidiaries. As a result, our cash flow and our ability to declare and pay dividends, including the payment of dividends on shares of Series B Preferred Stock, depend upon the earnings of our subsidiaries and on the distribution of earnings, loans or other payments by such subsidiaries to NiSource.

NiSource’s subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Series B Preferred Stock or to provide NiSource with funds for NiSource’s payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by NiSource’s subsidiaries to NiSource could be subject to statutory or contractual restrictions. Payments to NiSource by its subsidiaries will also be contingent upon such subsidiaries’ earnings and business considerations. As of September 30, 2018, NiSource’s subsidiaries had approximately $597.3 million of indebtedness.

NiSource’s right to receive any assets of any of NiSource’s subsidiaries upon their liquidation or reorganization, and therefore the rights of the holders of the Series B Preferred Stock to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors. If any of NiSource’s subsidiaries were to issue preferred stock in the future, the Series B Preferred Stock would similarly be structurally subordinated to the rights of the preferred stockholders of such subsidiaries.

The Series B Preferred Stock is equity and therefore is subordinated to our existing and future indebtedness.

The Series B Preferred Stock is subordinated to all of our existing and future indebtedness (including without limitation indebtedness outstanding under our credit facilities, our senior notes and our commercial paper) we may issue in the future with respect to assets available to satisfy claims against us. As of September 30, 2018, our outstanding indebtedness, on a consolidated basis, was approximately $8.8 billion and we had the ability to borrow an additional $2.6 billion under our credit facilities and commercial paper program, collectively, subject to certain limitations. The terms of the Series B Preferred Stock do not limit our ability to incur additional indebtedness.

The payment of principal and interest on our debt reduces the cash available for payment of dividends on our capital stock, including the Series B Preferred Stock.

Our ability to issue additional shares of Series B Preferred Stock and Parity Securities in the future could adversely affect the rights of holders of the Series B Preferred Stock.

Subject to certain rights of holders of the Series B Preferred Stock, we are allowed to issue additional shares of Series B Preferred Stock or Parity Securities without any vote of the holders of the Series B Preferred Stock, except where the cumulative dividends on the Series B Preferred Stock or any Parity Securities are in arrears. The issuance of any Parity Securities (including additional shares of Series B Preferred Stock) would have the effect of reducing the amount of funds available to the holders of the shares of Series B Preferred Stock upon our liquidation, dissolution or winding up if we do not have sufficient funds to pay all liquidation preferences of the Series B Preferred Stock and Parity Securities in full. It also would reduce amounts available to pay dividends on the shares of Series B Preferred Stock if we do not have sufficient funds to pay dividends on all outstanding Series B Preferred Stock and Parity Securities. See “Description of the Series B Preferred Stock — Dividends.” In addition, future issuances and sales of Parity Securities (including additional shares of Series B Preferred Stock), or the perception that such issuances and sales could occur, may cause prevailing market prices for the depositary shares to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

As a holder of depositary shares you will have extremely limited voting rights.

Your voting rights as a holder of depositary shares will be extremely limited. The holders of the Series B Preferred Stock will be entitled to certain limited protective voting rights described in this prospectus supplement under “Description of the Series B Preferred Stock — Voting Rights.” Additionally, with respect to certain of the matters on which the holders of Series B Preferred Stock will be entitled to vote, holders of Series B Preferred Stock will vote as a separate class along with the holders of Series A Preferred Stock and all other series of our Parity Securities that we may issue following this offering upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of Series B Preferred Stock may be significantly diluted, and the holders of such other series of Parity Securities may be able to control or significantly influence the outcome of any vote on such matters.

A change in the rating of the Series B Preferred Stock could adversely affect the market price of the depositary shares.

Rating agencies revise their ratings from time to time and could lower or withdraw any rating issued with respect to the Series B Preferred Stock. Any real or anticipated downgrade or withdrawal of any ratings of the Series B Preferred Stock could have an adverse effect on the market price or liquidity of the Series B Preferred Stock.

Ratings reflect only the views of the issuing rating agency or agencies and are not recommendations to purchase, sell or hold any particular security, including the Series B Preferred Stock or the depositary shares. In addition, ratings do not reflect market prices or suitability of a security for a particular investor, and any future rating of the Series B Preferred Stock may not reflect all risks related to us and our business or the structure or market value of the Series B Preferred Stock or the depositary shares.

The Series B Preferred Stock is not convertible into our common stock at any time and does not have any protection in the event of a change of control.

The Series B Preferred Stock is not convertible into our common stock at any time. In addition, the terms of the Series B Preferred Stock will not contain any provisions that protect the holders of the Series B Preferred Stock in the event that we experience a change of control. Holders of Series B Preferred Stock will have no voting rights with respect to a merger or another transaction in which either (i) we are the surviving entity and the Series B Preferred Stock remains outstanding or (ii) the Series B Preferred Stock is exchanged for a series of preferred stock of the surviving entity, in either case with the terms thereof materially unchanged in any respect adverse to the holders of Series B Preferred Stock. Additionally, a consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of our affairs.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document that NiSource has filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that NiSource files with the SEC after the date of this prospectus supplement will automatically modify and supersede the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•

our Current Reports on Form 8-K filed on January 26, 2018, March 29, 2018, April 19, 2018, May 2, 2018 (reporting Items 1.01, 7.01 and 9.01 but only incorporating by reference the information filed, and not furnished, therein), May 7, 2018, May 9, 2018, June 12, 2018, September 5, 2018 (as amended by our Current Report on Form 8-K/A filed on October 24, 2018), September 27, 2018 and November 1, 2018 (reporting Items 1.01, 8.01 and 9.01);

•	our definitive proxy statement dated April 6, 2018; and

•

any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement and before we sell all of the securities offered by this prospectus supplement.

You may request a copy of any of these filings at no cost by writing to or calling us at the following address and telephone number: Corporate Secretary, NiSource Inc., 801 East 86th Avenue, Merrillville, Indiana 46410, telephone: (877) 647-5990.

USE OF PROCEEDS

The net proceeds to us from the sale of the depositary shares, after deducting the underwriting discount and estimated offering expenses, will be approximately $485.9 million. We intend to use the net proceeds from this offering to finance capital expenditures and for general corporate purposes. Pending the intended use of such proceeds, we expect to apply a portion of the net proceeds to repay our outstanding commercial paper. At November 26, 2018, we had approximately $1,155 million of commercial paper outstanding with a weighted average interest rate of approximately 2.788% per annum.

CAPITALIZATION

The following table shows our capitalization, short-term indebtedness and cash and cash equivalents at September 30, 2018 on an actual basis and as adjusted to give effect to the issuance of the Series B Preferred Stock and the sale of the depositary shares and the application of the proceeds as described under “Use of Proceeds.” This table should be read in conjunction with our unaudited condensed consolidated financial statements and related notes for the nine months ended September 30, 2018 incorporated by reference in this prospectus supplement. See “Incorporation by Reference” in this prospectus supplement.

	September 30, 2018
	(in millions)
	Actual	As Adjusted
Cash and cash equivalents	$41.8	$41.8

Short-term borrowings (including current portion of long-term debt)	$1,659.6	$1,173.7

Long-term debt (excluding amounts due within one year)	$7,094.5	$7,094.5
Preferred stockholders’ equity (including Series B Preferred Stock, liquidation preference $25,000 per share, offered hereby)	393.9	879.8
Common stockholders’ equity	4,679.8	4,679.8

Total capitalization	$12,168.2	$12,654.1

DESCRIPTION OF THE SERIES B PREFERRED STOCK

The depositary will be the sole holder of the Series B Preferred Stock, as described under “Description of the Depositary Shares” below, and all references in this prospectus supplement to the holders of the Series B Preferred Stock shall mean the depositary. However, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Series B Preferred Stock, as described under “Description of the Depositary Shares.”

Please read the following information concerning the Series B Preferred Stock in conjunction with the statements under “Description of Capital Stock — Preferred Stock” in the accompanying prospectus, which the following information supplements and, if there are any inconsistencies, supersedes. The designation, powers, preferences, rights, qualifications, limitations and restrictions of the Series B Preferred Stock are set forth in a certificate of designations (the “Certificate of Designations”) forming part of our certificate of incorporation. The following description is a summary of the powers, preferences and rights of the Series B Preferred Stock and the material provisions of the Certificate of Designations but does not contain a complete description of the Certificate of Designations. The following summary of the terms of the Series B Preferred Stock is qualified in its entirety by the provisions of the Certificate of Designations and we urge you to read the Certificate of Designations in its entirety because it, and not this description, define your rights as a holder of the Series B Preferred Stock.

General

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share, which includes 4,000,000 shares of “series A junior participating preferred stock.” Our certificate of incorporation authorizes the issuance of our preferred stock in one or more series and authorizes our board of directors to fix the designations and the powers, preferences and rights and qualifications, limitations or restrictions of such shares of preferred stock. As of November 26, 2018, there were 371,963,379 shares of common stock outstanding and 400,000 shares of preferred stock outstanding (including no shares of “junior participating preferred stock”). We may, at any time and from time to time, without notice to or consent of the holders of the then-outstanding shares of Series B Preferred Stock, authorize and issue Junior Securities, as described below, and, subject to the limitations described under “— Voting Rights,” additional shares of Series B Preferred Stock and Senior Securities and Parity Securities. We reserve the right to re-open the series and issue additional shares of Series B Preferred Stock through either public or private sales at any time and from time to time without notice to or the consent of holders of Series B Preferred Stock, provided that such additional shares of Series B Preferred Stock may only be issued if they will be fungible for U.S. tax purposes with all of the shares of Series B Preferred Stock offered hereby and shall accumulate dividends from the most recent dividend payment date prior to the date they are issued (or, if no dividend payment date has occurred at the time such additional shares of Series B Preferred Stock are issued, from the date of initial issuance of shares of Series B Preferred Stock). Any additional shares of Series B Preferred Stock would be deemed to form a single series with the Series B Preferred Stock offered hereby. Each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock, except with respect to the date from which dividends will accumulate.

The holders of our common stock, Series A Preferred Stock and Series B Preferred Stock are entitled to receive, to the extent permitted by law, such dividends as may from time to time be declared by our board of directors. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common stock, Series A Preferred Stock and Series B Preferred Stock are entitled to receive distributions of our assets, after we have satisfied or made provision for our outstanding indebtedness and other obligations and after the payment to the holders of any class or series of Senior Securities.

When issued and paid for in the manner described in this prospectus supplement, the shares of Series B Preferred Stock offered hereby will be fully paid and nonassessable. Subject to the matters described under

“—Liquidation Rights,” each share of Series B Preferred Stock will have a fixed liquidation preference of $25,000 per share (equivalent to $25 per depositary share) plus an amount equal to accumulated and unpaid dividends thereon to, but not including, the date fixed for payment, whether or not declared. The rights of the holders of the Series B Preferred Stock to receive the liquidation preference will be subject to the proportional rights of holders of Series A Preferred Stock and other Parity Securities.

The Series B Preferred Stock will represent perpetual equity interests in NiSource and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Stock will rank junior to all of our current and future indebtedness (including indebtedness outstanding under our credit facilities, our senior notes and our commercial paper) and any Senior Securities we may issue in the future with respect to assets available to satisfy claims against us. As of September 30, 2018, our indebtedness, on a consolidated basis, was approximately $8.8 billion.

The Series B Preferred Stock will not be convertible into our common stock or any other securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series B Preferred Stock will not be subject to mandatory redemption or to any sinking fund requirements. The Series B Preferred Stock will be subject to redemption at our option, in whole or in part, on the First Call Date or on any subsequent Reset Date, or in whole but not in part at any time within 120 days following a Ratings Event. See “—Redemption.”

We have appointed Computershare Inc. and Computershare Trust Company, N.A., acting jointly, as the registrar and transfer agent (the “Transfer Agent”), the dividend paying agent and the depositary for the Series B Preferred Stock.

Ranking

The Series B Preferred Stock will, with respect to anticipated quarterly dividends and distributions upon the liquidation, winding up and dissolution of our affairs, rank:

•	senior to the Junior Securities (including our common stock);

•	on a parity with the Parity Securities (including the Series A Preferred Stock);

•	junior to any Senior Securities; and

•	junior to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us.

We may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Stock. Our ability to issue any Parity Securities in certain circumstances or any Senior Securities is limited as described under “—Voting Rights.”

Parity Securities with respect to the Series B Preferred Stock include series of our preferred stock, such as the Series A Preferred Stock, that have different dividend rates, mechanics, periods (e.g., semi-annual rather than quarterly), payment dates or record dates than our Series B Preferred Stock.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of the Series B Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of Senior Securities and Parity Securities in respect of distributions upon liquidation, dissolution or winding up of NiSource, and before any distribution of assets is made to holders of Junior Securities, a liquidation preference of $25,000 per share (equivalent to $25 per depositary share). Any accumulated and unpaid dividends on the Series B Preferred Stock and Parity Securities will be paid prior to any distributions in liquidation. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of our affairs.

Voting Rights

The Series B Preferred Stock will have no voting, consent or approval rights except as set forth below or as otherwise provided by Delaware law.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting as a single class, no amendment to our certificate of incorporation may be adopted that would have a material adverse effect on the existing preferences, rights, powers, duties or obligations of the Series B Preferred Stock. For purposes of this voting requirement, any amendment to our certificate of incorporation (i) relating to the issuance of additional shares of preferred stock (subject to the voting rights regarding the issuance of Parity Securities or Senior Securities discussed below) and (ii) in connection with a merger or another transaction in which either (x) we are the surviving entity and the Series B Preferred Stock remains outstanding or (y) the Series B Preferred Stock is exchanged for a series of preferred stock of the surviving entity, in either case with the terms thereof materially unchanged in any respect adverse to the holders of Series B Preferred Stock, will be deemed not to materially adversely affect the powers, preferences, duties or special rights of the holders of Series B Preferred Stock.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting as a class together with holders of the Series A Preferred Stock and any other Parity Securities established after the original issue date of the Series B Preferred Stock and upon which like voting rights have been conferred and are exercisable, we may not:

•

create or issue any Parity Securities (including any additional shares of Series B Preferred Stock or Series A Preferred Stock, but excluding any payments-in-kind on the Series B Preferred Stock or the Series A Preferred Stock) if the cumulative dividends payable on the outstanding shares of Series B Preferred Stock (or Parity Securities, if applicable) are in arrears; or

•	create or issue any Senior Securities.

On any matter described above in which the holders of the Series B Preferred Stock are entitled to vote as a class (whether separately or together with the holders of any Parity Securities), such holders will be entitled to 25 votes per share. Any shares of Series B Preferred Stock held by any of our subsidiaries will not be entitled to vote.

Dividends

Holders of shares of Series B Preferred Stock will be entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of the board, out of legally available funds for such purpose, cumulative cash dividends from the date of original issue (in the case of the initial dividend period only) or the immediately preceding dividend payment date, quarterly in arrears on the 15th day of March, June, September and December of each year (each, a “dividend payment date”), commencing on March 15, 2019. In the event that we issue additional shares of Series B Preferred Stock after the original issue date, dividends on such shares may accumulate from the original issue date or any other date we specify at the time such additional shares are issued.

Dividends will be payable to holders of record of Series B Preferred Stock as they appear on our books on the applicable record date, which shall be the 15th business day before that dividend payment date or such other record date fixed by our board of directors (or a duly authorized committee of the board) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “dividend record date”). The corresponding dividend record dates for the depositary shares will be the same as the dividend record dates for the Series B Preferred Stock.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date or any earlier redemption date, except that the initial dividend period will commence on and include the original issue date of the Series B Preferred Stock and will end on and exclude the March 15, 2019 dividend payment date. Dividends payable on the Series B Preferred Stock for any dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any scheduled dividend payment date is not a business day, then the payment will be made on the next succeeding business day, and no additional dividends will accumulate as a result of that postponement.

The initial dividend rate for the Series B Preferred Stock from and including the original issue date to, but not including, the First Call Date will be 6.50% per annum of the $25,000 liquidation preference per share (equal to $1,625 per share and equivalent to $1.625 per depositary share per annum). On and after the First Call Date, dividends on the Series B Preferred Stock will accumulate for each Reset Period (as defined herein) at a percentage of the $25,000 liquidation preference (equivalent to $25 per depositary share) equal to the Five-year U.S. Treasury Rate plus (i) in respect of each Reset Period commencing on or after the First Call Date but before the Step-up Date, March 15, 2044, the Initial Margin, and (ii) in respect of each Reset Period commencing on or after the Step-up Date, the Initial Margin plus 1.000%.

The applicable dividend rate or each Reset Period will be determined by the calculation agent (as defined below), as of the applicable Reset Dividend Determination Date (as defined below), in accordance with the following provisions:

“Five-year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable, (i) an interest rate (expressed as a decimal and, in the case of U.S. Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the weekly average yield to maturity for U.S. Treasury securities with a maturity of five years from the next Reset Date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case as published in the most recent H.15 (519). If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Dividend Determination Date.

“H.15 (519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System, and “most recent H.15 (519)” means the H.15 (519) published closest in time but prior to the close of business on the second business day prior to the applicable Reset Date. H.15 (519) may be currently obtained at the following website: https://www.federalreserve.gov/releases/h15/. The contents of such website do not constitute part of this prospectus supplement.

“Reset Date” means the First Call Date and each date falling on the fifth anniversary thereafter.

“Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the beginning of the relevant Reset Period.

“Reset Period” means each period from and including the First Call Date to (but excluding) the next following Reset Date and thereafter from and including each Reset Date to (but excluding) the next following Reset Date.

We will give notice of the relevant Five-year U.S. Treasury Rate as soon as practicable to the Transfer Agent and the holders of the Series B Preferred Stock and, if required by the rules of the New York Stock Exchange or any securities exchange on which the depositary shares may be listed from time to time, to such securities exchange.

“Calculation agent” means such bank or other entity as we may appoint to act as calculation agent for the Series B Preferred Stock. The calculation agent has not been appointed, and we will use our commercially reasonable efforts to appoint a calculation agent at least 90 days prior to the First Call Date. We may appoint a different institution to serve as calculation agent from time to time after the appointment of the original calculation agent without the consent of holders of the Series B Preferred Stock and without notice. The calculation agent’s determination of any dividend rate, and its calculation of the amount of any dividend payable for any Reset Period, will be maintained on file at the calculation agent’s principal offices.

If our board of directors does not declare a dividend (or declares less than full dividends) payable in respect of any dividend period, such dividend (or any portion of such dividend not declared) shall accumulate and an amount equal to such accumulated dividend (or such undeclared portion thereof) shall become payable out of funds legally available therefor upon our liquidation or winding up (or earlier redemption of such shares of Series B Preferred Stock), to the extent not paid prior to such liquidation, winding up or earlier redemption.

We will not declare or pay, or set aside for payment, full dividends on the Series B Preferred Stock or any Parity Securities for any dividend period unless (i) full cumulative dividends have been paid or provided for on the Series B Preferred Stock and any Parity Securities through the most recently completed dividend period for each such security and (ii) at the time of the declaration of the dividend on the Series B Preferred Stock or the Parity Securities, as applicable, we expect to have sufficient funds to pay the next dividend on the Series B Preferred Stock and any Parity Securities in full (regardless of the relative timing of such dividends). To the extent dividends will not be paid in full on the Series B Preferred Stock, we will take appropriate action to ensure that all dividends declared and paid upon the Series B Preferred Stock and any Parity Securities will be reduced, declared and paid on a pro rata basis on their respective payment dates.

We will not declare, or pay or set aside for payment, dividends on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid on all outstanding shares of Series B Preferred Stock and any Parity Securities through the most recently completed respective dividend periods. To the extent a dividend period applicable to a class of Junior Securities or Parity Securities is shorter than the dividend period applicable to the Series B Preferred Stock, we may declare and pay regular dividends with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such dividend, we expect to have sufficient funds to pay the full dividend in respect of the Series B Preferred Stock on the next successive dividend payment date.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) may be determined by the board of directors (or a duly authorized committee of the board) and may be declared and paid on our common stock and any capital stock ranking, as to dividends, equally with or junior to the Series B Preferred Stock from time to time out of any funds legally available for such payment, and the shares of the Series B Preferred Stock shall not be entitled to participate in any such dividend.

The Series B Preferred Stock will rank junior as to payment of dividends to any class or series of our Senior Securities that we may issue in the future. If at any time we have failed to pay, on the applicable payment date, accumulated dividends on any class or series of Senior Securities, we may not pay any dividends on the outstanding Series B Preferred Stock or redeem or otherwise repurchase any shares of Series B Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the Senior Securities that must, under the terms of such securities, be paid before we may pay dividends on, or redeem or repurchase, the Series B Preferred Stock.

Redemption

The Series B Preferred Stock is perpetual and has no maturity date, and is not subject to any mandatory redemption, sinking fund or other similar provisions. We may, at our option, redeem the Series B Preferred Stock

(and thereby depositary shares) as described below. However, holders of Series B Preferred Stock will have no right to require the redemption or repurchase of the Series B Preferred Stock. Investors should not expect us to redeem the Series B Preferred Stock on or after the date it becomes redeemable at our option.

Optional Redemption following a Ratings Event

We may, at our option, redeem the Series B Preferred Stock (and thereby depositary shares), in whole but not in part, at any time within 120 days following a Ratings Event (as defined below) at a redemption price equal to $25,500 per share (102% of the liquidation preference of $25,000 per share, equivalent to $25.50 per depositary share), plus an amount equal to all accumulated and unpaid dividends thereon to, but not including, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purposes and will be subject to compliance with the provisions of our outstanding indebtedness.

“Ratings Event” means a change by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for us (a “rating agency”) to its equity credit criteria for securities such as the Series B Preferred Stock, as such criteria are in effect as of the original issue date of the Series B Preferred Stock (the “current criteria”), which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Series B Preferred Stock, or (ii) a lower equity credit being given to the Series B Preferred Stock than the equity credit that would have been assigned to the Series B Preferred Stock by such rating agency pursuant to its current criteria.

Optional redemption on the First Call Date (March 15, 2024) or a subsequent Reset Date (any fifth anniversary thereafter)

We may, at our option, redeem the Series B Preferred Stock (and thereby depositary shares), in whole or in part, on the First Call Date or on any subsequent Reset Date at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus an amount equal to all accumulated and unpaid dividends thereon to, but not including, the date of redemption, whether or not declared. We may undertake multiple partial redemptions, but each redemption must occur on a Reset Date. Any such redemption would be effected only out of funds legally available for such purposes and will be subject to compliance with the provisions of our outstanding indebtedness.

In the event we redeem or purchase any shares of the Series B Preferred Stock, we intend (without thereby assuming a legal obligation) to do so only to the extent the aggregate redemption or purchase price is equal to or less than the net proceeds, if any, we receive from new issuances during the period commencing on the 360th calendar day prior to the date of such redemption or purchase of securities which are assigned by S&P at the time of sale or issuance, an aggregate equity credit that is equal to or greater than the equity credit assigned to the shares of the Series B Preferred Stock to be redeemed or repurchased (but taking into account any changes in hybrid capital methodology or another relevant methodology or the interpretation thereof since the issuance of the Series B Preferred Stock), unless:

•

the issuer credit rating assigned by S&P to us is at least BBB+ (or such similar nomenclature then used by S&P) and we are comfortable that such rating would not fall below this level as a result of such redemption or purchase; or

•	in the case of a purchase:

•	such repurchase is of less than 10 percent of the aggregate number of shares of the Series B Preferred Stock originally issued in any period of 12 consecutive months, or

•	a maximum of 25 percent of the aggregate number of shares of the Series B Preferred Stock originally issued in any period of ten consecutive years is purchased, or

•	the Series B Preferred Stock is not assigned equity credit by S&P at the time of such redemption or purchase, or

•	the Series B Preferred Stock is redeemed pursuant to a Ratings Event, or

•	such redemption or purchase occurs on or after the Step-up Date.

Redemption Procedures

If shares of the Series B Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, or otherwise transmitted by an authorized method to the holders of record of the Series B Preferred Stock to be redeemed, not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing the Series B Preferred Stock are held in book-entry form through The Depository Trust Company, or “DTC”, we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date, (ii) the number of shares of the Series B Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the redemption price and (iv) the place or places where holders may surrender certificates evidencing shares of Series B Preferred Stock (if any) for payment of the redemption price. If notice of redemption of any shares of Series B Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accumulate on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In the case of any redemption of only part of the shares of the Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot (provided that, if the depositary shares representing the Series B Preferred Stock are held in book-entry form through DTC, the depositary shares to be redeemed shall be selected in accordance with DTC procedures).

See “Description of the Depositary Shares” below for information about redemption of the depositary shares relating to our Series B Preferred Stock.

We and our affiliates may from time to time purchase shares of Series B Preferred Stock, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any shares of Series B Preferred Stock. Any shares of Series B Preferred Stock that are redeemed or otherwise acquired by us will be cancelled.

Notwithstanding the foregoing, unless (i) full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding shares of Series B Preferred Stock and any Parity Securities through the most recently completed respective dividend periods and (ii) we expect to have sufficient funds to pay the next dividend on all outstanding shares of Series B Preferred Stock and any Parity Securities in full (regardless of the relative timing of such dividends), we may not repurchase, redeem or otherwise acquire, in whole or in part, any shares of Series B Preferred Stock or Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all holders of Series B Preferred Stock and any Parity Securities. We may not redeem, repurchase or otherwise acquire shares of our common stock or any other Junior Securities unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding shares of Series B Preferred Stock and any Parity Securities through the most recently completed respective dividend periods.

No Sinking Fund

The Series B Preferred Stock will not have the benefit of any sinking fund.

Calculation Agent

We will use our commercially reasonable efforts (i) to appoint, at least 90 days prior to the First Call Date, a calculation agent and shall deliver to the Transfer Agent written notice thereof and (ii) at all times thereafter until redemption of the Series B Preferred Stock, to use our commercially reasonable efforts to cause a calculation agent to be so appointed; provided that, if we use such commercially reasonable efforts and are unable to appoint such a calculation agent, we or one of our affiliates may serve as calculation agent, acting reasonably and in good faith, until such time as we are able to appoint a banking institution or trust company as calculation agent.

DESCRIPTION OF THE DEPOSITARY SHARES

Please note that in this prospectus supplement, references to “holders” of depositary shares mean those who own the depositary shares registered in their own names, on the books that the depositary maintains for this purpose, and not indirect holders who own entitlements in the depositary shares through direct or indirect participants in DTC.

General

As described in the accompanying prospectus under “Description of Depositary Shares,” we are issuing fractional interests in shares of Series B Preferred Stock that will be deposited for issuance of depositary shares. Each depositary share will represent a 1/1,000th ownership interest in a share of Series B Preferred Stock, and will be evidenced by a depositary receipt. The shares of the Series B Preferred Stock represented by depositary shares will be deposited under a deposit agreement (the “deposit agreement”) among us, Computershare Inc. and Computershare Trust Company, N.A., acting jointly, as the depositary (the “depositary”), and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of the Series B Preferred Stock represented by such depositary share, to all the rights and preferences of the Series B Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Immediately following the issuance of the Series B Preferred Stock, we will deposit the Series B Preferred Stock with the depositary, which will then deliver the depositary shares to the underwriters. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request.

Dividends and Other Distributions

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series B Preferred Stock to the record holders of depositary shares relating to the underlying Series B Preferred Stock in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines, in consultation with us, that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property (at a public or private sale) and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

The dividend record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding dividend record dates for the Series B Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If we redeem the Series B Preferred Stock represented by the depositary shares, a proportionate number of depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series B Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/1,000th of the redemption price per share payable with respect to the Series B Preferred Stock ($25 per depositary share, if we redeem on the First Call Date or on any subsequent Reset Date, and $25.50 per depositary share, if we redeem as a result of a Ratings Event). Whenever we redeem shares of Series B Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series B Preferred Stock so redeemed.

The depositary will mail, first class postage prepaid, or otherwise transmit by an authorized method notice of our redemption of the Series B Preferred Stock and the proposed simultaneous redemption of the depositary shares, not less than 30 days and not more than 60 days prior to the date fixed for redemption of such Series B Preferred Stock and depositary shares, to the holders on the record date fixed for such redemption (provided that, if the depositary shares representing the Series B Preferred Stock are held through DTC, we may give such notice in any manner permitted by DTC).

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected either pro rata or by lot (provided that, if the depositary shares are held in book-entry form through DTC, the depositary shares to be redeemed shall be selected in accordance with DTC procedures).

Voting the Series B Preferred Stock

When the depositary receives notice of any meeting at which the holders of the Series B Preferred Stock are entitled to vote, the depositary will mail, or otherwise transmit by an authorized method, the information contained in the notice to the record holders of the depositary shares relating to the Series B Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series B Preferred Stock, may instruct the depositary to vote the amount of the Series B Preferred Stock represented by the holder’s depositary shares. To the extent practicable, the depositary will vote the number of shares of the Series B Preferred Stock represented by such depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series B Preferred Stock, it will abstain from voting the number of shares of Series B Preferred Stock represented thereby.

Listing

We intend to apply to list the depositary shares on the New York Stock Exchange under the symbol “NI PrB.” If the application is approved, we expect trading to begin within 30 days of the initial delivery of the depositary shares. We do not expect that there will be any separate public trading market for the shares of the Series B Preferred Stock except as represented by the depositary shares.

Form of Preferred Stock and Depositary Shares

The depositary shares will initially be represented by one or more fully registered global depositary receipts, will be registered in the name of DTC’s nominee and may be held only through direct or indirect participants in DTC, including Clearstream and Euroclear, as the case may be, as described under “Book-Entry Issuance.” The Series B Preferred Stock will be issued in registered form to the depositary. See “Description of Depositary Shares” in the accompanying prospectus.

BOOK-ENTRY ISSUANCE

Depositary Shares issued in this offering initially will be represented by one or more global depositary receipts in registered form, each of which is referred to herein as a “global security.” The global securities will be deposited upon issuance with the depositary as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may not be exchanged for definitive depositary receipts in registered certificated form except in the limited circumstances described below. See “— Exchange of Global Securities for Certificated Depositary Receipts.” Except in the limited circumstances described below, owners of beneficial interests in the global securities will not be entitled to receive physical delivery of depositary receipts evidencing depositary shares.

Transfers of beneficial interests in the global securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation. The Depository Trust & Clearing Corporation is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. The Depository Trust & Clearing Corporation is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as U.S. and non-U.S. securities brokers and dealers (including the underwriters), banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct Participants and Indirect Participants are on file with the SEC.

Pursuant to procedures established by DTC:

•

upon deposit of the global securities, DTC will credit the accounts of the Direct Participants designated by the underwriters with portions of the aggregate number of depositary shares represented by the global securities; and

•

ownership of these interests in the global securities will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Direct Participants) or by the Direct Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global securities).

Investors in the global securities who are Direct Participants may hold their interests therein directly through DTC. Investors in the global securities who are not Direct Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Direct Participants. Euroclear and Clearstream will hold interests in the global securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which in turn hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. acts as depositary for Clearstream, and JPMorgan Chase Bank acts as depositary for Euroclear. All interests in a global security, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those system. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global security to such persons will be limited to that extent. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global security to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global securities will not have depositary shares registered in their names, will not receive physical delivery of depositary receipts in certificated form and will not be considered the registered owners or “holders” thereof for any purpose.

Payments in respect of dividends on depositary shares represented by a global security registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder. We will treat the persons in whose names the depositary shares, including the global securities, are registered as the owners of such shares for the purpose of receiving payments and for all other purposes. Consequently, neither we nor any agent of ours has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any Direct Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any of DTC’s records or any Direct Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global securities; or

•	any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

DTC’s current practice, upon receipt of any payment in respect of securities such as the depositary shares (including dividends), is to credit the accounts of the relevant Direct Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Direct Participant is credited with an amount proportionate to its beneficial ownership of an interest in the aggregate number of shares of the relevant security as shown on the records of DTC. Payments by the Direct Participants and the Indirect Participants to the beneficial owners of depositary shares will be governed by standing instructions and customary practices and will be the responsibility of the Direct Participants or the Indirect Participants and will not be our responsibility or the responsibility of DTC. Neither we nor any agent of ours will be liable for any delay by DTC or any of the Direct Participants or the Indirect Participants in identifying the beneficial owners of the depositary shares, and we and our agents may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Direct Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Direct Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global security from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC will take any action permitted to be taken by a holder of depositary shares only at the direction of one or more Direct Participants to whose account DTC has credited the interests in the Global securities and only in respect of such portion of the aggregate number of depositary shares as to which such Direct Participant or Direct Participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in depositary shares among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor any of our agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Euroclear and Clearstream has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy thereof. Neither we nor the underwriters have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Exchange of Global Securities for Certificated Shares

A global security is exchangeable for certificated depositary receipts if DTC (i) notifies us that it is unwilling or unable to continue as securities depositary for the global securities or (ii) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor securities depositary. Certificated depositary receipts delivered in exchange for any global security or beneficial interests in global securities will be registered in the names requested by or on behalf of the securities depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the depositary shares evidenced by the global securities by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments with respect to certificated depositary receipts by wire transfer of immediately available funds to the accounts specified by the holders of the certificated depositary receipts or, if no such account is specified, by mailing a check to each such holder’s registered address. The depositary shares represented by the global securities are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such shares will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated depositary receipts will also be settled in immediately available funds.

Because of time-zone differences, credits of interests in the global securities received in Euroclear or Clearstream as a result of a transaction with a DTC Direct Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such global securities settled during such processing will be reported to the relevant Euroclear or Clearstream participants on such business day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global securities by or through a Euroclear or Clearstream participant to a DTC Direct Participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain United States (“U.S.”) federal income tax considerations relevant to the acquisition, ownership and disposition of the depositary shares. The following discussion does not purport to be a complete analysis of all potential U.S. federal income tax considerations. This discussion only applies to depositary shares that are held as capital assets, within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and that are purchased in this offering at the offering price set forth on the cover page of this prospectus supplement, by holders of depositary shares. This summary is based on the Code, administrative pronouncements, judicial decisions and regulations of the Treasury Department, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax considerations that may be relevant to holders of depositary shares in light of their particular circumstances or to holders of depositary shares subject to special rules, such as certain financial institutions, tax-exempt organizations, insurance companies, “controlled foreign corporations,” “passive foreign investment companies,” accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements, partnerships or other pass-through entities for U.S. federal income tax purposes, traders or dealers in securities or commodities, persons holding the depositary shares as part of a hedge or other integrated transaction, persons subject to alternative minimum tax and certain former citizens or residents of the U.S.

We have not and will not seek any rulings or opinions from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of the depositary shares or that any such position would not be sustained.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds depositary shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships (including entities and arrangements treated as partnerships for U.S. federal income tax purposes) that hold depositary shares and partners in such partnerships to consult their tax advisors.

U.S. Holders

For purposes of this discussion, a “U.S. holder” means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the U.S., (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any State of the U.S. or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source and (iv) a trust, if either (A) a court within the U.S. is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons within the meaning of section 7701(a)(30) of the Code (each, a “U.S. Person”) have the authority to control all substantial decisions of the trust or (B) a valid election is in effect under applicable Treasury regulations to treat such trust as a U.S. Person. If you are neither a U.S. holder, nor a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) you should refer to “— Non-U.S. Holders” below.

Dividend Payments

Distributions with respect to the depositary shares will constitute dividends for U.S. federal income tax purposes to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in the depositary shares (and you will reduce your tax basis accordingly) and thereafter as capital gain from the sale or exchange of such depositary shares.

If you are a corporate U.S. holder, dividends received by you will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. If you are a noncorporate U.S. holder, dividends paid to you will qualify for taxation at preferential rates if you meet certain holding period and other applicable requirements.

Dividends that exceed certain thresholds in relation to your tax basis in the depositary shares could be characterized as an “extraordinary dividend” under the Code. If you are a corporation that has held the depositary shares for two years or less before the dividend announcement date and you receive an extraordinary dividend, you generally will be required to reduce your tax basis in such shares by the portion of the dividend that is not taxed because of the dividends received deduction. If the amount of the reduction exceeds your tax basis in such depositary shares, the excess is treated as taxable gain. If you are a noncorporate U.S. holder and you receive an extraordinary dividend, you will be required to treat any losses on the sale of the depositary shares as long-term capital losses to the extent of the extraordinary dividends you receive that qualify for the preferential rates referred to above. The deductibility of capital losses is subject to limitations.

Sale or Exchange Other than by Redemption

If you sell or otherwise dispose of depositary shares (other than by redemption), you generally will recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the depositary shares. Capital gain of a noncorporate U.S. holder generally is taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

Redemption of Series B Preferred Stock

If we redeem our Series B Preferred Stock (and thereby depositary shares), the redemption generally will be treated as a sale or exchange by the U.S. holder if the redemption (i) results in a meaningful reduction in the U.S. holder’s interest in us or (ii) results in a complete termination of the U.S. holder’s entire equity interest in us (in either case, within the meaning of Section 302(b) of the Code). In determining whether a redemption qualifies as a sale or exchange under these rules, depositary shares and other equity interests owned by a U.S. holder (including stock and other equity interests considered owned by a U.S. holder under the constructive ownership rules set forth in Section 318 of the Code) are taken into account. If the redemption qualifies as a sale under one of these rules, the tax consequences to a U.S. holder would be as described above under “— Sale or Exchange Other than by Redemption.” If the redemption does not qualify as a sale for tax purposes under the rules described above, the amount of cash received by a U.S. holder would be treated as described above under “— Dividend Payments.” We intend to treat the likelihood of a payment of any Ratings Event redemption premium as remote, and therefore all redemption proceeds, even a Ratings Event redemption premium, will be treated under the foregoing general rules for redemptions of depositary shares. Each U.S. holder of depositary shares is urged to consult its tax advisors to determine whether a payment made in redemption of depositary shares will be treated for U.S. federal income tax purposes as a distribution or as payment in exchange for such depositary shares.

Information Reporting and Backup Withholding

Certain U.S. holders will be subject to information reporting with respect to the payment of dividends on depositary shares and the payment of proceeds on the sale or other disposition of depositary shares. Backup withholding may apply unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund if the amount of taxes withheld exceed the U.S. holder’s actual tax liability, provided that the U.S. holder timely provides the required information to the IRS. U.S. holders are urged to consult their tax advisers regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Non-U.S. Holders

The discussion in this section is addressed to a holder of depositary shares that is a non-U.S. holder. You are a “non-U.S. holder” if you are a beneficial owner of depositary shares that is neither a U.S. holder nor a partnership (including any entity treated as a partnership for U.S. federal income tax purposes).

Dividend Payments

Distributions with respect to the depositary shares will constitute dividends for U.S. federal income tax purposes to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Generally, distributions treated as dividends and paid to a non-U.S. holder with respect to our depositary shares will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty. To the extent that the amount of a distribution with respect to our depositary shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in such depositary shares and thereafter as gain from the sale or exchange of depositary shares, the tax treatment of which is discussed below under “— Sale or Exchange Other than by Redemption.” To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

Dividends that are effectively connected with a trade or business conducted by a non-U.S. holder within the U.S., and, to the extent an applicable tax treaty provides, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S., generally will be subject to U.S. federal income tax on a net basis at the individual or corporate rates generally applicable to U.S. holders, but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. A non-U.S. holder generally can meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to the applicable withholding agent. A non-U.S. holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments, which will include effectively connected dividends.

A non-U.S. holder of our depositary shares may obtain a refund of any excess amounts withheld under these rules if the non-U.S. holder is eligible for a reduced rate of U.S. withholding tax and an appropriate claim for refund is timely filed with the IRS.

Sale or Exchange Other than by Redemption

Subject to the discussion under “— Information Reporting and Backup Withholding” and “— FATCA Withholding,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange or other taxable disposition (other than a redemption) of depositary shares unless:

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the U.S.;

•

the non-U.S. holder is an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our depositary shares constitute a “U.S. real property interest” by reason of our status as a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the five-year period ending on the date of such disposition or, if shorter, the non-U.S. holder’s holding period for its depositary shares, as applicable, and certain other conditions are satisfied.

A non-U.S. holder whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the gain derived from the sale in the same manner as a U.S. Person, unless an applicable tax treaty provides otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items. A non-U.S. holder described in the second bullet point above will be subject to a 30% U.S. federal income tax (or such lower rate as may be specified by an applicable tax treaty) on the gain derived from the sale, which may be offset by certain U.S.-source capital losses. With respect to the third bullet point above, generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, if we become a USRPHC, you may be subject to U.S. federal income tax on any gain from the disposition.

If the gain from any disposition is subject to tax as described above, it will be taxed as if you were a U.S. holder and you will be required to file a U.S. tax return with respect to such gain.

Redemption of Series B Preferred Stock

If we redeem our Series B Preferred Stock (and thereby depositary shares), the redemption will be treated as a sale or exchange if the redemption results in a meaningful reduction in the non-U.S. holder’s interest in us, or results in a complete termination of the non-U.S. holder’s entire equity interest in us (in each case, within the meaning of Section 302(b) of the Code). If the redemption qualifies as a sale under one of these rules, the tax consequences to a non-U.S. holder would be as described above under “— Sale or Exchange Other than by Redemption.” If the redemption does not qualify as a sale for tax purposes under the rules described above, the amount of cash received by a non-U.S. holder would be treated as described above under “— Dividend Payments.”

Information Reporting and Backup Withholding

Information returns will be filed annually with the IRS in connection with our payment of dividends on the depositary shares. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which a non-U.S. holder resides. Unless a non-U.S. holder complies with certification procedures to establish that it is not a U.S. Person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition, including redemption, of the depositary shares, and the non-U.S. holder may be subject to backup withholding tax (currently at a rate of 24%) on payments of dividends on the depositary shares or on the proceeds from a sale or other disposition of the shares. The certification procedures required to claim the exemption from withholding tax on dividends described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability or may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA Withholding

Under the Foreign Account Tax Compliance Act (“FATCA”) and additional guidance issued by the IRS, a U.S. federal withholding tax of 30% generally will apply to (1) payments of dividends and (2) gross proceeds from the sale or other disposition, including a redemption, of stock after December 31, 2018, in each case paid to (i) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), or (ii) a foreign entity that is not a financial institution (as a beneficial owner or as an intermediary), unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. Person who directly or indirectly owns more than 10% of the entity. We will not pay any additional amounts to “gross up” payments to holders as a result of any withholding or deduction for such taxes. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the FATCA withholding rules on their investments in the depositary shares.

Persons considering the purchase of depositary shares are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Furthermore, this discussion does not describe the effect of U.S. federal estate and gift tax laws or the effect of any applicable foreign, state or local law.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition, holding and disposition of the depositary shares (and shares of Series B Preferred Stock) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each of the foregoing, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the depositary shares (and shares of Series B Preferred Stock) by a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan and investment of assets of the Plan including, without limitation, the prudence, diversification, delegation of authority and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition, holding and disposition of the depositary shares (and shares of Series B Preferred Stock) by an ERISA Plan with respect to which we or any of our affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless an applicable statutory or administrative exemption is available. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition, holding and disposition of the depositary shares (and shares of Series B Preferred Stock). These class exemptions include, without limitation, PTCE 84-14 with respect to transactions determined by qualified professional asset managers, PTCE 90-1 with respect to insurance company pooled separate accounts, PTCE 91-38 with respect to bank collective investment funds, PTCE 95-60 with respect to life insurance company general accounts and PTCE 96-23 with respect to transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more, nor receives no less, than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring, holding or disposing of the depositary shares (and shares of Series B Preferred Stock) in reliance of these or any other exemption should carefully review the exemption to ensure that exemptive relief is available under it. There can be no assurance that any such exemption will be applicable or all the conditions satisfied.

Because of the foregoing, the depositary shares (and shares of Series B Preferred Stock) should not be acquired, held or disposed by any person investing “plan assets” of any Plan, unless such acquisition, holding and disposition will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any applicable Similar Laws.

Representation

Each purchaser and subsequent transferee (and any fiduciary directing such acquisition) of the depositary shares (and shares of Series B Preferred Stock) will be deemed to have represented and warranted on each day, including the date of its acquisition of the depositary shares (and shares of Series B Preferred Stock) through and including the date of disposition of such depositary shares (and shares of Series B Preferred Stock), that either (i) the purchaser or transferee is not, and is not acting on behalf of or with the assets of, a Plan or (ii) the acquisition, holding and disposition of the depositary shares (and shares of Series B Preferred Stock) by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring, holding or disposing of the depositary shares (and shares of Series B Preferred Stock) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be available. Purchasers of the depositary shares (and shares of Series B Preferred Stock) have exclusive responsibility for ensuring that their purchase, holding and disposition of depositary shares (and shares of Series B Preferred Stock) do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any depositary shares (and shares of Series B Preferred Stock) to a Plan is in no respect a representation by us that such an investment meets all relevant legal requirements with respect to investments by any such Plan generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan. In this regard, neither this discussion nor anything provided in this prospectus supplement or the accompanying prospectus is or is intended to be investment advice directed at any potential Plan purchasers or at Plan purchasers generally and such purchasers of the depositary shares (and shares of Series B Preferred Stock) should consult and rely on their own counsel and advisers as to whether an investment in the depositary shares (and shares of Series B Preferred Stock) is suitable.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to conditions set forth in the underwriting agreement, between us, on the one hand, and the underwriters listed below, for whom Wells Fargo Securities, LLC, Barclays Capital Inc., Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as representatives (the “representatives”), on the other hand, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the number of depositary shares set forth opposite such underwriter’s name below:

Underwriter	Number of Depositary Shares
Wells Fargo Securities, LLC	4,400,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,400,000
Morgan Stanley & Co. LLC	4,400,000
Barclays Capital Inc.	2,400,000
Goldman Sachs & Co. LLC	2,400,000
BNY Mellon Capital Markets, LLC	400,000
KeyBanc Capital Markets Inc.	400,000
Loop Capital Markets LLC	400,000
Scotia Capital (USA) Inc.	400,000
The Huntington Investment Company	400,000

Total	20,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the depositary shares included in this offering if any of them are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase, commitments of non-defaulting underwriters may be increased or the offering of the depositary shares may be terminated.

The following table shows the per depositary share and total underwriting discounts to be paid to the underwriters by us.

Underwriting Discount(1)
Per Depositary Share	0.6415
Total	12,830,451.59

(1)

Reflects 9,845,049 depositary shares sold to retail investors, for which the underwriters will receive an underwriting discount of $0.7875 per depositary share, and 10,154,951 depositary shares sold to institutional investors, for which the underwriters will receive an underwriting discount of $0.50 per depositary share.

Depositary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any depositary shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.50 per depositary share for retail sales (or $0.30 per depositary share for institutional sales) from the initial public offering price. Any such securities dealers may resell any depositary shares purchased from the underwriters to certain other brokers or dealers at a discount from the price to the public of up to $0.45 per depositary share from the price to the public. If all the depositary shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

We intend to apply to list the depositary shares on the New York Stock Exchange under the symbol “NI PrB.” If approved, we expect trading of the depositary shares on the New York Stock Exchange to begin within 30 days after the original issue date. We do not expect that there will be any separate public trading market for the shares of Series B Preferred Stock except as represented by the depositary shares.

We have agreed that, during a period of 30 days from the date of this prospectus supplement, we will not, without the prior consent of the representatives, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to any series of preferred stock issued by us or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing; provided that we may file a registration statement on Form S-4 with respect to, and disclose our intention to conduct, an offer to exchange shares of our Series A Preferred Stock that will be registered under the Securities Act as a result of such registration statement on Form S-4 for outstanding shares of such series that were issued pursuant to an exemption from registration under the Securities Act.

The offering of the depositary shares by the underwriters is subject to receipt and acceptance of such shares by the underwriters and subject to the underwriters’ right to reject any order in whole or part.

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $1.3 million.

In connection with the offering, the underwriters may purchase and sell depositary shares in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of depositary shares in excess of the aggregate number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of depositary shares in the open market after the distribution has been completed in order to cover syndicate short positions.

Stabilizing transactions consist of certain bids or purchases of depositary shares made for the purpose of preventing or retarding a decline in the market price of the depositary shares while this offering is in progress. The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when an underwriter, in covering syndicate short positions or making stabilization purchases, repurchases depositary shares originally sold by that syndicate member. Any of these activities may have the effect of preventing or retarding a decline in the market price of the depositary shares. They may also cause the price of the depositary shares to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

We expect to deliver the depositary shares against payment for such shares on or about the date specified in the last paragraph on the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the depositary shares. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on the date of pricing or the next succeeding two business days will be required, by virtue of the fact that the depositary shares initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of depositary shares who wish to trade the shares on the date of pricing or the next succeeding two business days should consult their own advisors.

Other Relationships

Certain of the underwriters and their affiliates have provided certain investment banking, commercial banking and other financial services to us and our affiliates, for which they have received customary fees. The underwriters and their affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investments and securities activities may involve our securities and/or instruments. Certain of the underwriters or their affiliates have a lending relationship with us. Certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect to such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Certain of the underwriters or their affiliates may hold a portion of the commercial paper that we expect to repay using the net proceeds of this offering until such proceeds are used for their intended purposes. In such event, it is possible that one or more of the underwriters or their affiliates could receive at least 5% of the net proceeds of this offering, and in that case such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121. In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the depositary shares in accordance with FINRA Rule 5121. See “Use of Proceeds” in this prospectus supplement for more information.

Selling Restrictions

Canada

The depositary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area, (each, a “Member State”) an offer to the public of any depositary shares which are the subject of the offering contemplated by this prospectus supplement (the “Shares”) may not be made in that Member State, except that an offer to the public in that Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive:

(a)    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representatives for any such offer; or

(c)    in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

PRIIPs/Important — EEA Retail Investors

The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of depositary shares in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of depositary shares. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

United Kingdom

Each underwriter has represented and agreed that:

(a)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the depositary shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the depositary shares in, from or otherwise involving the United Kingdom.

Hong Kong

Each underwriter has represented and agreed that:

(a)    it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any depositary shares other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b)    it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the depositary shares, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

The depositary shares and the Series B Preferred Stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any depositary shares or the Series B Preferred Stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Taiwan

The depositary shares and the Series B Preferred Stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and the depositary shares may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the depositary shares in Taiwan.

The People’s Republic of China

Each underwriter has represented, warranted and agreed that, other than to the qualified individuals or entities in the People’s Republic of China (excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) (“PRC”) which have been approved by the relevant PRC government authorities (including, but not limited to, the People’s Bank of China, the China Bank and Insurance Regulatory Commission, the China Securities Regulatory Commission, and/or the State Administration of Foreign Exchange) to subscribe for and purchase the depositary shares:

(a)    neither this prospectus supplement and the accompanying prospectus nor any advertisement or other offering material or information in connection with the depositary shares has been and will be registered, circulated, published or distributed in the PRC;

(b)    the depositary shares shall not be offered or sold, and will not be offered or sold to any investor for re-offering or resale, directly or indirectly, to any investor in the PRC, except in accordance with applicable PRC laws and regulations; and

(c)    there is no cross-border communication in any form from us or any selling agent to solicit, advertise, promote or market the sales of depositary shares from outside the PRC to any investor in the PRC, or on issuing or trading of the depositary shares hereunder.

The prospective investors in the PRC are responsible for obtaining all relevant government regulatory licenses, approvals, verifications and/or registrations themselves, including, but not limited to, any which may be required by the relevant PRC government authorities (including, but not limited to, the People’s Bank of China, the China Bank and Insurance Regulatory Commission, the China Securities Regulatory Commission, and/or the State Administration of Foreign Exchange), and complying with all relevant PRC laws and regulations (including, but not limited to, all relevant securities laws and regulations, foreign exchange regulations and/or foreign investment regulations) at all times.

LEGAL MATTERS

The validity of the shares of Series B Preferred Stock and the depositary shares will be passed upon for us by Schiff Hardin LLP, Chicago, Illinois. The underwriters have been represented by Hunton Andrews Kurth LLP, New York, New York.

PROSPECTUS

NiSource Inc.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Stock Purchase Contracts

Stock Purchase Units

NiSource Inc. may offer, from time to time, in amounts, at prices and on terms that it will determine at the time of offering, any or all of the following:

•	shares of common stock;

•	shares of preferred stock, in one or more series;

•	depositary shares representing interests in shares of preferred stock;

•	one or more series of its debt securities;

•	warrants to purchase common stock, preferred stock or debt securities; and

•	stock purchase contracts to purchase common stock, either separately or in units with the debt securities described below or U.S. Treasury securities;

We will provide specific terms of these securities, including their offering prices, in prospectus supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We may offer these securities to or through underwriters, through dealers or agents, directly to you or through a combination of these methods. You can find additional information about our plan of distribution for the securities under the heading “Plan of Distribution” beginning on page 20 of this prospectus. We will also describe the plan of distribution for any particular offering of these securities in the applicable prospectus supplement. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 28, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration or continuous offering process. Under this process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and stock purchase units we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include a description of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. Specifically, we have filed and incorporated by reference certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file or incorporate by reference certain other legal documents that will control the terms of the securities we may offer by this prospectus as exhibits to the registration statement or to reports we file with the SEC that are incorporated by reference into this prospectus.

In addition, we may prepare and deliver one or more “free writing prospectuses” to you in connection with any offering of securities under this prospectus. Any such free writing prospectus may contain additional information about us, our business, the offered securities, the manner in which such securities are being offered, our intended use of the proceeds from the sale of such securities, risks relating to our business or an investment in such securities or other information.

This prospectus and certain of the documents incorporated by reference into this prospectus contain, and any accompanying prospectus supplement or free writing prospectus that we deliver to you may contain, summaries of information contained in documents that we have filed or will file as exhibits to our SEC filings. Such summaries do not purport to be complete and are subject to, and qualified in their entirely by reference to, the actual documents filed with the SEC.

Copies of the registration statement of which this prospectus is a part and of the documents incorporated by reference into this prospectus may be obtained as described below under the heading “Where You Can Find More Information.”

You should rely only on the information incorporated by reference or provided in this prospectus, the accompanying prospectus supplement and any free writing prospectus that we deliver to you. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

References to “NiSource” refer to NiSource Inc. Unless the context requires otherwise, references to “we,” “us” or “our” refer collectively to NiSource and its subsidiaries. References to “securities” refer collectively to the common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and stock purchase units registered hereunder.

WHERE YOU CAN FIND MORE INFORMATION

NiSource files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to you at the SEC’s website at http://www.sec.gov and at our website at www.nisource.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus or any accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that NiSource has filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that NiSource files with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference the following documents filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•

our Current Reports on Form 8-K filed on January 26, 2018, March 29, 2018, April 19, 2018, May 2, 2018 (reporting Items 1.01, 7.01 and 9.01 but only incorporating by reference the information filed, and not furnished, therein), May 7, 2018, May 9, 2018, June 12, 2018, September 5, 2018 (as amended by our Current Report on Form 8-K/A filed on October 24, 2018), September 27, 2018 and November 1, 2018 (reporting Items 1.01, 8.01 and 9.01);

•	the description of our common stock contained in our definitive joint proxy statement/prospectus dated April 24, 2000; and

•	any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: Corporate Secretary, NiSource Inc., 801 East 86th Avenue, Merrillville, Indiana 46410, telephone: (877) 647-5990.

We have filed this prospectus with the SEC as part of a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

RISK FACTORS

Investing in the securities involves risk. You should read carefully the “Risk Factors” and “Note regarding forward-looking statements” sections in NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in NiSource’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, in any prospectus supplement and in the documents incorporated by reference are “forward-looking statements” within the meaning of the securities laws. Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. These forward-looking statements include, but are not limited to, statements concerning NiSource’s plans, objectives, expected performance, expenditures, recovery of expenditures through rates, stated on either a consolidated or segment basis, and any and all underlying assumptions and other statements that are other than statements of historical fact. From time to time, NiSource may publish or otherwise make available forward-looking statements of this nature. All such subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NiSource, are also expressly qualified by these cautionary statements. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially.

Factors that could cause actual results to differ materially from the forward-looking statements include, among other things, NiSource’s debt obligations; any changes in NiSource’s credit rating; NiSource’s ability to execute its growth strategy; changes in general economic, capital and commodity market conditions; pension funding obligations; economic regulation and the impact of regulatory rate reviews; NiSource’s ability to obtain expected financial or regulatory outcomes; any damage to NiSource’s reputation; compliance with environmental laws and the costs of associated liabilities; fluctuations in demand from residential and commercial customers; economic conditions of certain industries; the success of NIPSCO’s electric generation strategy; the price of energy commodities and related transportation costs; the reliability of customers and suppliers to fulfill their payment and contractual obligations; potential impairments of goodwill or definite-lived intangible assets; changes in taxation and accounting principles; potential incidents and other operating risks associated with our business; impacts from the Greater Lawrence, Massachusetts gas distribution system incident (including any changes in management’s estimates or assumptions regarding financial impact, the timing and amount of insurance recoveries, the outcomes of governmental investigations, changes to state and federal legislation or regulation impacting NiSource’s operating practices, and NiSource’s ability to recover its costs through rates or offset them through operational or other cost savings); the impact of an aging infrastructure; the impact of climate change; potential cyber-attacks; construction risks and natural gas costs and supply risks; extreme weather conditions; the attraction and retention of a qualified workforce; the ability of NiSource’s subsidiaries to generate cash; tax liabilities associated with the separation of Columbia Pipeline Group, Inc. on July 1, 2015; NiSource’s ability to manage new initiatives and organizational changes; the performance of certain third-party suppliers and service providers; the availability of insurance to cover all significant losses; and other matters set forth in the “Risk Factors” section of NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and NiSource’s Quarterly Reports on Form 10-Q for quarterly periods ended in 2018, many of which risks are beyond the control of NiSource. In addition, the relative contributions to profitability by each business segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. NiSource undertakes no obligation, and expressly disclaims any such obligation, to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to the future results over time or otherwise, except as required by law.

Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this prospectus, the date of the accompanying prospectus supplement or, in the case of documents incorporated by reference, the date of those documents.

NISOURCE INC.

Overview NiSource is an energy holding company whose subsidiaries are fully regulated natural gas and electric utility companies serving approximately 3.9 million customers in seven states. We are one of the nation’s largest natural gas distribution companies, as measured by number of customers. Our principal subsidiaries include NiSource Gas Distribution Group, Inc., a natural gas distribution company, and Northern Indiana Public Service Company LLC, or NIPSCO, a gas and electric company. NiSource derives substantially all of its revenues and earnings from the operating results of these rate-regulated businesses. Our primary business segments are:

•	Gas Distribution Operations; and

•	Electric Operations.

On July 1, 2015, we completed the spin-off of our former subsidiary Columbia Pipeline Group, Inc., which comprised all of our Columbia Pipeline Group Operations segment prior to that time.

Business Strategy. We focus our business strategy on our core, rate-regulated asset-based businesses, with most of our operating income generated from the rate-regulated businesses. NiSource’s utilities continue to move forward on core infrastructure and environmental investment programs supported by complementary regulatory and customer initiatives across all seven states in which we operate. Our goal is to develop strategies that benefit all stakeholders as we address changing customer conservation patterns, develop more contemporary pricing structures and embark on long-term investment programs. These strategies will help improve reliability and safety, enhance customer services and reduce emissions while generating sustainable returns.

Gas Distribution Operations. Our natural gas distribution operations serve approximately 3.5 million customers in seven states and operate approximately 60,000 miles of pipeline. Through our wholly-owned subsidiary NiSource Gas Distribution Group, Inc., we own six distribution subsidiaries that provide natural gas to approximately 2.6 million residential, commercial and industrial customers in Ohio, Pennsylvania, Virginia, Kentucky, Maryland and Massachusetts. We also distribute natural gas to approximately 830,000 customers in northern Indiana through our wholly-owned subsidiary NIPSCO.

Electric Operations. We generate, transmit and distribute electricity through our subsidiary NIPSCO to approximately 469,000 customers in 20 counties in the northern part of Indiana and engage in wholesale and transmission transactions. NIPSCO owns and operates two coal-fired electric generating stations. The two operating facilities have a net capability of 2,094 megawatts. NIPSCO completed the retirement of the coal-fired generating units at its Bailly Generating Station on May 31, 2018. NIPSCO also owns and operates Sugar Creek, a combined cycle gas turbine plant with a net capability of 535 megawatts, three gas-fired generating units located at NIPSCO’s coal-fired electric generating stations with a net capability of 196 megawatts and two hydroelectric generating plants with a net capability of 10 megawatts. These facilities provide for a total system operating net capability of 2,835 megawatts. NIPSCO’s transmission system, with voltages from 69,000 to 345,000 volts, consists of 2,843 circuit miles. NIPSCO is interconnected with five neighboring electric utilities. During the year ended December 31, 2017, NIPSCO generated 65.2% and purchased 34.8% of its electric requirements.

Our executive offices are located at 801 East 86th Avenue, Merrillville, Indiana 46410, telephone: (877) 647-5990.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus and any applicable prospectus supplement for general corporate purposes, including additions to working capital and repayment of existing indebtedness.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of NiSource consists of 420,000,000 shares, $0.01 par value, of which 400,000,000 are common stock and 20,000,000 are preferred stock. The board of directors has designated 400,000 shares of the preferred stock as 5.650% Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $1,000 per share, all of which were outstanding as of November 27, 2018, and 4,000,000 shares of the preferred stock as Series A Junior Participating Preferred Shares, none of which has been issued. The Series A Junior Participating Preferred Shares were reserved for issuance upon the exercise of rights under NiSource’s former Shareholder Rights Plan, which was effectively terminated in 2006 and formally expired in 2010.

Anti-Takeover Provisions

The certificate of incorporation of NiSource includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of management of NiSource. Members of NiSource’s board of directors may be removed only for cause by the affirmative vote of a majority of the combined voting power of all of the then-outstanding shares of stock of NiSource voting together as a single class. Stockholders may not cumulate their votes, and stockholder action may be taken only at a duly called meeting and not by written consent. In addition, NiSource’s bylaws contain requirements for advance notice of stockholder proposals and director nominations. These and other provisions of the certificate of incorporation and bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of management of NiSource.

NiSource is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents certain Delaware corporations, including those whose securities are listed on a national securities exchange, such as the New York Stock Exchange, from engaging, under certain circumstances, in a “business combination,” which includes a merger or sale of more than 10% of the corporation’s assets, with any interested stockholder for three years following the date that the stockholder became an interested stockholder. An interested stockholder is a stockholder who acquired 15% or more of the corporation’s outstanding voting stock without the prior approval of the corporation’s board of directors.

The following summaries of provisions of our common stock and preferred stock are not necessarily complete. You are urged to read carefully NiSource’s certificate of incorporation and bylaws which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

NiSource common stock is listed on the New York Stock Exchange under the symbol “NI.” Common stockholders may receive dividends if and when declared by the board of directors. Dividends may be paid in cash, stock or other form. In certain cases, common stockholders may not receive dividends until obligations to any preferred stockholders have been satisfied. All common stock will be fully paid and non-assessable. Each share of common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to preemptive rights or cumulative voting rights. Common stockholders will be notified of any stockholders’ meeting according to applicable law. If NiSource liquidates, dissolves or winds-up its business, either voluntarily or involuntarily, common stockholders will share equally in the assets remaining after creditors and preferred stockholders are paid.

Preferred Stock

The board of directors can, without approval of stockholders, issue one or more series of preferred stock. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series, including any dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in control of NiSource and make it harder to remove incumbent management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of common stock. All preferred stock will be fully paid and non-assessable.

The terms of the preferred stock that NiSource may offer will be established by or pursuant to a resolution of the board of directors of NiSource and will be issued under certificates of designations or through amendments to NiSource’s certificate of incorporation. If NiSource uses this prospectus to offer preferred stock, an accompanying prospectus supplement will describe the specific terms of the preferred stock. NiSource will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to the preferred stock that NiSource may offer.

The following terms of the preferred stock, as applicable, will be set forth in a prospectus supplement relating to the preferred stock:

•	the title and stated value;

•	the number of shares NiSource is offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation of dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on NiSource’s ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	voting rights, if any;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend or liquidation rights;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend or liquidation rights; and

•	any other material specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The terms, if any, on which the preferred stock may be exchanged for or converted into shares of common stock or any other security and, if applicable, the conversion or exchange price, or how it will be calculated, and the conversion or exchange period will be set forth in the applicable prospectus supplement.

The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will have an aggregate liquidation preference equal to that of the preferred stock represented by the global certificate.

Each global certificate will:

•	be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;

•	be deposited with such depositary or nominee or a custodian for the depositary; and

•	bear a legend regarding the restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designations.

DESCRIPTION OF DEPOSITARY SHARES

NiSource may issue depositary shares representing fractional interests in shares of our preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. You should read the applicable deposit agreement and depositary receipts for additional information before you decide whether to purchase any of NiSource’s depositary shares.

In connection with the issuance of any depositary shares, NiSource will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, NiSource will deposit the shares of our preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, subscription and liquidation rights). The applicable prospectus supplement will describe the terms of the depositary shares offered thereby.

DESCRIPTION OF THE DEBT SECURITIES

NiSource may issue debt securities, which will be designated as either senior debt securities or subordinated debt securities, in one or more series from time to time. Unless the context requires otherwise, references to “debt securities” refer collectively to both the senior debt securities and the subordinated debt securities. The senior debt securities will be issued under an indenture, dated as of November 14, 2000, as supplemented, between NiSource (as successor to NiSource Finance Corp.) and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank), as trustee. We refer to this indenture as the “Senior Indenture.” The subordinated debt securities will be issued under a separate indenture to be entered into at a future date between NiSource and The Bank of New York Mellon, as trustee. We refer to this indenture as the “Subordinated Indenture” and, together with the Senior Indenture, as the “Indentures.” The Bank of New York Mellon, as trustee under the Indentures, will act as indenture trustee for the purposes of the Trust Indenture Act. We have filed the Indentures as exhibits to the registration statement of which this prospectus is a part.

This section briefly summarizes some of the terms of the debt securities and the Indentures. This section does not contain a complete description of the debt securities or the Indentures. The description of the debt securities is qualified in its entirety by the provisions of the Indentures. References to section numbers in this description of the debt securities, unless otherwise indicated, are references to section numbers of each Indenture.

General

The Indentures do not limit the amount of debt securities that may be issued. Each Indenture provides for the issuance of debt securities from time to time in one or more series. The terms of each series of debt securities may be established in a supplemental indenture or in resolutions of NiSource’s board of directors or a committee of the board.

The senior debt securities:

•	are direct senior unsecured obligations of NiSource; and

•	are equal in right of payment to any other unsecured and unsubordinated debt of NiSource.

The subordinated debt securities:

•	are direct subordinated unsecured obligations of NiSource; and

•	are subordinated to the prior payment in full of the senior debt securities of NiSource.

NiSource is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through its subsidiaries and, as a result, NiSource depends on the earnings and cash flow of, and dividends or distributions from, its subsidiaries to provide the funds necessary to meet its debt and contractual obligations. Substantially all of NiSource’s consolidated assets, earnings and cash flow is derived from the operation of its regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to NiSource is subject to regulatory restrictions. In addition, NIPSCO’s debt indenture provides that NIPSCO will not declare or pay any dividends on its common stock owned by NiSource except out of earned surplus or net profits.

NiSource’s holding company status also means that its right to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries (except to the extent that the claims of NiSource itself as a creditor of a subsidiary may be recognized). Since this is true for NiSource, it is also true for the creditors of NiSource (including the holders of the debt securities).

If NiSource uses this prospectus to offer debt securities, an accompanying prospectus supplement will describe the following terms of the debt securities being offered, to the extent applicable:

•	the title and type of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which NiSource will pay principal;

•	the right, if any, to extend the date or dates on which NiSource will pay principal;

•	the interest rates or the method of determining them and the date interest begins to accrue;

•	the interest payment dates and the regular record dates for any interest payment dates;

•	the right, if any, to extend the interest payment periods and the duration of any extension;

•	the place or places where NiSource will pay principal and interest;

•	the terms and conditions of any optional redemption, including the date after which, and the price or prices at which, NiSource may redeem securities;

•

the terms and conditions of any optional purchase or repayment, including the date after which, and the price or prices at which, holders may require NiSource to purchase, or a third party may require holders to sell, securities;

•	the terms and conditions of any mandatory or optional sinking fund redemption, including the date after which, and the price or prices at which, NiSource may redeem securities;

•	whether bearer securities will be issued;

•	the denominations in which NiSource will issue securities;

•	the currency or currencies in which NiSource will pay principal and interest;

•	any index or indices used to determine the amount of payments;

•	the portion of principal payable on declaration of acceleration of maturity;

•	any additional events of default or covenants of NiSource applicable to the debt securities;

•

whether NiSource will pay additional amounts in respect of taxes and similar charges on debt securities held by a United States alien and whether NiSource may redeem those debt securities rather than pay additional amounts;

•

whether NiSource will issue the debt securities in whole or in part in global form and, in such case, the depositary for such global securities and the circumstances under which beneficial owners of interests in the global security may exchange such interest for securities;

•	the date or dates after which holders may convert the securities into shares of NiSource common stock or preferred stock and the terms for that conversion;

•	particular terms of subordination with respect to subordinated debt securities; and

•	any other terms of the securities consistent with the provisions of the applicable indenture.

The Indentures do not give holders of debt securities protection in the event of a highly leveraged transaction or other transaction involving NiSource. The Indentures also do not limit the ability of NiSource to incur indebtedness or to declare or pay dividends on its capital stock.

Conversion Rights

The terms, if any, on which a series of debt securities may be exchanged for or converted into shares of common stock or preferred stock of NiSource will be set forth in the applicable prospectus supplement.

Denomination, Registration and Transfer

NiSource may issue the debt securities as registered securities in certificated form or as global securities as described under the heading “Book-Entry Issuance.” Unless otherwise specified in the applicable prospectus supplement, NiSource will issue registered debt securities in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. (See Section 302.)

If NiSource issues the debt securities as registered securities, NiSource will keep at one of its offices or agencies a register in which it will provide for the registration and transfer of the debt securities. NiSource will appoint that office or agency the security registrar for the purpose of registering and transferring the debt securities.

The holder of any registered debt security may exchange the debt security for registered debt securities of the same series having the same stated maturity date and original issue date, in any authorized denominations, in like tenor and in the same aggregate principal amount. The holder may exchange those debt securities by surrendering them in a place of payment maintained for this purpose at the office or agency NiSource has appointed as securities registrar. Holders may present the debt securities for exchange or registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer satisfactory to NiSource and the securities registrar. No service charge will apply to any exchange or registration of transfer, but NiSource may require payment of any taxes and other governmental charges as described in the applicable Indenture. (See Section 305.)

If debt securities of any series are redeemed, NiSource will not be required to issue, register transfer of or exchange any debt securities of that series during the 15 business day period immediately preceding the day the relevant notice of redemption is given. That notice will identify the serial numbers of the debt securities being redeemed. After notice is given, NiSource will not be required to issue, register the transfer of or exchange any debt securities that have been selected to be either partially or fully redeemed, except the unredeemed portion of any debt security being partially redeemed. (See Section 305.)

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, on each interest payment date, NiSource will pay interest on each debt security to the person in whose name that debt security is registered as of the close of business on the record date relating to that interest payment date. If NiSource defaults in the payment of interest on any debt security, it may pay that defaulted interest to the registered owner of that debt security:

•	as of the close of business on a date that the indenture trustee selects, which may not be more than 15 days or less than 10 days before the date NiSource proposes to pay the defaulted interest, or

•	in any other lawful manner that does not violate the requirements of any securities exchange on which that debt security is listed and that the indenture trustee believes is acceptable.

(See Section 307.)

Unless otherwise indicated in the applicable prospectus supplement, NiSource will pay the principal of and any premium or interest on the debt securities when they are presented at the office of the indenture trustee, as paying agent. NiSource may change the place of payment of the debt securities, appoint one or more additional paying agents, and remove any paying agent.

Redemption

The applicable prospectus supplement will contain the specific terms on which NiSource may redeem a series of debt securities prior to its stated maturity. NiSource will send a notice of redemption to holders at least 30 days but not more than 60 days prior to the redemption date. The notice will state:

•	the redemption date;

•	the redemption price;

•	if less than all of the debt securities of the series are being redeemed, the particular debt securities to be redeemed (and the principal amounts, in the case of a partial redemption);

•	that on the redemption date, the redemption price will become due and payable and any applicable interest will cease to accrue on and after that date;

•	the place or places of payment; and

•	whether the redemption is for a sinking fund.

(See Section 1104.)

On or before any redemption date, NiSource will deposit an amount of money with the indenture trustee or with a paying agent sufficient to pay the redemption price. (See Section 1105.)

If NiSource is redeeming less than all the debt securities, the indenture trustee will select the debt securities to be redeemed using a method it considers fair and appropriate, provided that any debt securities issued as global securities will be selected for redemption in accordance with the policies and procedures of the depositary. After the redemption date, holders of redeemed debt securities will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (See Section 1103.)

Consolidation, Merger, Conveyance, Transfer or Lease

NiSource shall not consolidate or merge with any other corporation or convey, transfer or lease substantially all of its assets or properties to any entity unless:

•	that corporation or entity is organized under the laws of the United States or any state thereof;

•	that corporation or entity assumes NiSource’s obligations under the Indentures;

•	after giving effect to the transaction, NiSource is not in default under the Indentures; and

•	NiSource delivers to the indenture trustee an officer’s certificate and an opinion of counsel to the effect that the transaction complies with the Indentures.

(See Section 801.)

Limitation on Liens

As long as any debt securities remain outstanding, neither NiSource nor any subsidiary of NiSource other than a utility may issue, assume or guarantee any debt secured by any mortgage, security interest, pledge, lien or other encumbrance on any property owned by NiSource or that subsidiary, except intercompany indebtedness, without also securing the debt securities equally and ratably with (or prior to) the new debt, unless the total amount of all of the secured debt would not exceed 10% of the consolidated net tangible assets of NiSource and its subsidiaries (other than utilities).

The lien limitations do not apply to NiSource’s and any subsidiary’s ability to do the following:

•	create mortgages on any property and on certain improvements and accessions on such property acquired, constructed or improved after the date of the applicable Indenture;

•	assume existing mortgages on any property or indebtedness of an entity which is merged with or into, or consolidated with NiSource or any subsidiary;

•	assume existing mortgages on any property or indebtedness of an entity existing at the time it becomes a subsidiary;

•	create mortgages to secure debt of a subsidiary to NiSource or to another subsidiary;

•

create mortgages in favor of governmental entities to secure payment under a contract or statute or mortgages to secure the financing of constructing or improving property, including mortgages for pollution control or industrial revenue bonds;

•	create mortgages to secure debt of NiSource or its subsidiaries maturing within 12 months and created in the ordinary course of business;

•	create mortgages to secure the cost of exploration, drilling or development of natural gas, oil or other mineral property;

•	continue mortgages existing on the date of the applicable Indenture; and

•

create mortgages to extend, renew or replace indebtedness secured by any mortgage referred to above provided that the principal amount of indebtedness and the property securing the indebtedness shall not exceed the amount secured by the mortgage being extended, renewed or replaced.

(See Section 1008.)

Events of Default

The Indentures provide, with respect to any outstanding series of debt securities, that any of the following events constitutes an “Event of Default”:

•	NiSource defaults in the payment of any interest upon any debt security of that series that becomes due and payable and the default continues for 60 days;

•

NiSource defaults in the payment of principal of or any premium on any debt security of that series when due at its maturity, on redemption, by declaration or otherwise and the default continues for three business days;

•	NiSource defaults in the deposit of any sinking fund payment when due and the default continues for three business days;

•

NiSource defaults in the performance of or breaches any covenant or warranty in the applicable Indenture for 90 days after written notice to NiSource from the indenture trustee or to NiSource and the indenture trustee from the holders of at least 33% of the outstanding debt securities of that series;

•

NiSource defaults under any bond, debenture, note or other evidence of indebtedness for money borrowed by it or defaults under any mortgage, indenture or instrument under which there may be issued, secured or evidenced indebtedness constituting a failure to pay in excess of $50,000,000 of the principal or interest when due and payable, and, in the event such debt has become due as the result of an acceleration, such acceleration is not rescinded or annulled or such debt is not paid within 60 days after written notice to NiSource from the indenture trustee or to NiSource and the indenture trustee from the holders of at least 33% of the outstanding debt securities of that series; or

•	certain events of bankruptcy, insolvency or reorganization of NiSource.

(See Section 501.)

If an Event of Default occurs with respect to debt securities of a particular series, the indenture trustee or the holders of 33% in principal amount of the outstanding debt securities of that series may declare the debt securities of that series due and payable immediately. (See Section 502.)

The holders of a majority in principal amount of the outstanding debt securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee under the applicable Indenture, or exercising any trust or power conferred on the indenture trustee with respect to the debt securities of that series. The indenture trustee may refuse to follow directions that are in conflict with law or the applicable Indenture, that expose the indenture trustee to personal liability or that are unduly prejudicial to other holders. The indenture trustee may take any other action it deems proper that is not inconsistent with those directions. (See Section 512.)

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable Indenture and its consequences, except a default:

•	in respect of a payment of principal of, or premium, if any, or interest on any debt security; or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected debt security.

(See Section 513.)

At any time after the holders of the debt securities of a series declare that the debt securities of that series are due and immediately payable, a majority in principal amount of the outstanding holders of debt securities of that series may rescind and cancel the declaration and its consequences: (1) before the indenture trustee has obtained a judgment or decree for money, (2) if all defaults (other than the non-payment of principal which has become due solely by reason of the declaration) have been waived or cured, and (3) if NiSource has paid or deposited with the indenture trustee an amount sufficient to pay:

•	all overdue interest on the debt securities of that series;

•	the principal of, and premium, if any, or interest on any debt securities of that series which are due other than by reason of the declaration;

•	interest on overdue interest (if lawful); and

•	sums paid or advanced by and amounts due to the indenture trustee under the applicable Indenture.

(See Section 502.)

Modification of Indentures

NiSource and the indenture trustee may modify or amend one or both of the Indentures, without the consent of the holders of any debt securities, for any of the following purposes:

•	to evidence the succession of another person as obligor under the Indenture;

•	to add to NiSource’s covenants or to surrender any right or power conferred on NiSource under the Indenture;

•	to add events of default;

•

to add or change any provisions of the Indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium on registered securities or of principal or premium or any interest on bearer securities, to permit registered securities to be exchanged for bearer securities or to permit the issuance of securities in uncertificated form (so long as the modification or amendment does not materially adversely affect the interest of the holders of debt securities of any series);

•	to change or eliminate any provisions of the Indenture (so long as there are no outstanding debt securities entitled to the benefit of the provision);

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to evidence or provide for the acceptance or appointment by a successor indenture trustee or facilitate the administration of the trust under the Indenture by more than one indenture trustee;

•

to cure any ambiguity, defect or inconsistency in the Indenture (so long as the cure or modification does not materially adversely affect the interest of the holders of debt securities of any series); or

•	to conform the Indenture to any amendment of the Trust Indenture Act.

(See Section 901.)

Each Indenture provides that we and the indenture trustee may amend the Indenture or the debt securities with the consent of the holders of a majority in principal amount of the then outstanding debt securities of each series affected by the amendment voting as one class. However, without the consent of each holder of any outstanding debt securities affected, an amendment or modification may not, among other things:

•	change the stated maturity of the principal or interest on any debt security;

•	reduce the principal amount of, rate of interest on, or premium payable upon the redemption of any debt security;

•	change the method of calculating the rate of interest on any debt security;

•	change any obligation of NiSource to pay additional amounts in respect of any debt security;

•	reduce the principal amount of a discount security that would be payable upon acceleration of its maturity;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair a holder’s right to institute suit for the enforcement of any payment after the stated maturity or after any redemption date or repayment date;

•	reduce the percentage of holders of debt securities necessary to modify or amend the Indenture or to consent to any waiver under the Indenture;

•	change any obligation of NiSource to maintain an office or agency in each place of payment or to maintain an office or agency outside the United States; and

•	modify these requirements or reduce the percentage of holders of debt securities necessary to waive any past default of certain covenants.

(See Section 902.)

Satisfaction and Discharge

Under the Indentures, NiSource can terminate its obligations with respect to debt securities of any series not previously delivered to the indenture trustee for cancellation when those debt securities:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the indenture trustee for giving notice of redemption.

NiSource may terminate its obligations with respect to the debt securities of that series by depositing with the indenture trustee, as trust funds dedicated solely for that purpose, an amount sufficient to pay and discharge the entire indebtedness on the debt securities of that series. In that case, the applicable Indenture will cease to be of further effect and NiSource’s obligations will be satisfied and discharged with respect to that series (except as to NiSource’s obligations to pay all other amounts due under the applicable Indenture and to provide certain officers’ certificates and opinions of counsel to the indenture trustee). At the expense of NiSource, the indenture trustee will execute proper instruments acknowledging the satisfaction and discharge.

(See Section 401.)

Governing Law

Each of the Indentures is, and the related senior debt securities and subordinated debt securities will be, governed by the internal laws of the State of New York.

Information Concerning the Indenture Trustee

Prior to default, the indenture trustee will perform only those duties specifically set forth in the Indentures. After default, the indenture trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The indenture trustee is under no obligation to exercise any of the powers vested in it by the Indentures at the request of any holder of debt securities unless the holder offers the indenture trustee reasonable indemnity against the costs, expenses and liability that the indenture trustee might incur in exercising those powers. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that it may not receive repayment or adequate indemnity. (See Section 601.)

Because The Bank of New York Mellon is the trustee under the Senior Indenture and the Subordinated Indenture, it may be required to resign as trustee under one of those Indentures if there is an event of default under an Indenture.

We may appoint an alternative trustee for any series of debt securities. The appointment of an alternative trustee would be described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

NiSource may issue warrants to purchase equity or debt securities. NiSource may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. NiSource will issue the warrants under warrant agreements to be entered into between NiSource and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of equity or debt securities at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, NiSource will, as soon as possible, forward the equity or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, NiSource will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

NiSource may issue stock purchase contracts, including contracts obligating holders to purchase from NiSource, and for NiSource to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula stated in the stock purchase contracts.

The stock purchase contracts may be issued separately or as part of units that we call “stock purchase units.” Stock purchase units consist of a stock purchase contract and either NiSource’s debt securities or U.S. treasury securities securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will only be a summary, and you should read the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

BOOK-ENTRY ISSUANCE

Unless otherwise specified in the applicable prospectus supplement, NiSource will issue any debt securities offered under this prospectus as “global securities.” In addition, NiSource may issue other securities offered under this prospectus as global securities. We will describe the specific terms for issuing any security as a global security in the prospectus supplement relating to that security.

Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, or DTC, will act as the depositary for any global securities. NiSource will issue global securities as fully registered securities registered in the name of DTC’s nominee, Cede & Co. NiSource will issue one or more fully registered global securities for each issue of securities, each in the aggregate principal, stated amount or number of shares of such issue, and will deposit the global securities with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act. DTC holds and provides asset servicing for over 3.5 million U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among its direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between its direct participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC’s direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation. The Depository Trust & Clearing Corporation is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. The Depository Trust & Clearing Corporation is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Purchases of securities under DTC’s system must be made by or through a direct participant, which will receive a credit for such securities on DTC’s records. The ownership interest of each actual purchaser of each security, the beneficial owner, is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but they should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they entered into the transactions. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of like type, tenor and terms are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to NiSource as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, principal payments and any premium, interest or other payments on the global securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of the participant and not of DTC, NiSource or the indenture trustee, subject to any statutory or regulatory requirements. Payment of redemption proceeds, principal and any premium, interest or other payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of NiSource and the applicable paying agent, disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

Except as provided in the applicable prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of a security. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights with respect to such beneficial owner’s interest in a global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global securities.

DTC may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to NiSource or, with respect to a debt security, the indenture trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered to the holders of record.

NiSource may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). NiSource understands, however, that under current industry practices, DTC would notify its participants of NiSource’s decision, but will only withdraw beneficial interests from the global securities at the request of each participant. In that event, certificates for the securities will be printed and delivered to the applicable participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the securities to or through underwriters, through dealers or agents, directly to you or through a combination of these methods. The prospectus supplement with respect to any offering of securities will describe the specific terms of the securities being offered, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to NiSource from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the offered securities may be listed.

Through Underwriters. If we use underwriters in the sale of the securities, the underwriters will acquire the offered securities for their own account. We will execute an underwriting agreement with an underwriter or underwriters once an agreement for sale of the securities is reached. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the offered securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to offered securities, the obligations of the underwriters to purchase those offered securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of those offered securities if they purchase any of them.

Through Dealers. If we use a dealer to sell the securities, we will sell the offered securities to the dealer as principal. The dealer may then resell those offered securities at varying prices determined at the time of resale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Through Agents. If we use agents in the sale of securities, we may designate one or more agents to sell offered securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

Directly to Purchasers. We may sell the offered securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved. We will describe the terms of our direct sales in our prospectus supplement.

General Information. A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to us from the sale of offered securities, any initial public offering price and other terms of the offering of those offered securities.

Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase offered securities from us at the public offering price and on terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If we use delayed delivery contracts, we will disclose that we are using them in our prospectus supplement and will tell you when we will demand payment and delivery of the securities. The delayed delivery contracts will be subject only to the conditions we set forth in our prospectus supplement.

We may enter into agreements to indemnify agents, underwriters and dealers against certain civil liabilities, including liabilities under the Securities Act of 1933.

LEGAL OPINIONS

Schiff Hardin LLP, Chicago, Illinois, will pass upon the validity of the securities offered by this prospectus for us. The opinions with respect to the securities may be subject to assumptions regarding future action to be taken by us and the trustee, if applicable, in connection with the issuance and sale of the securities, the specific terms of the securities and other matters that may affect the validity of securities but that cannot be ascertained on the date of those opinions.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the NiSource Inc. Annual Report on Form 10-K, and the effectiveness of NiSource Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to NiSource’s spin-off of its subsidiary Columbia Pipeline Group, Inc. on July 1, 2015 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.